Exhibit 10-EEE(1)

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, dated as of July 21, 2005, among the following:

(i) MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation (herein, together with its successors and assigns, the “Borrower”);

(ii) the lending institutions signatory hereto (herein, together with their successors and assigns, each a “Lender” and collectively, the “Lenders”);

(iii) NATIONAL CITY BANK OF THE MIDWEST, a national banking association, as a Lender, the Swing Line Lender, the Issuing Bank, and as the administrative agent (the “Administrative Agent”), the collateral agent (the “Collateral Agent”), book running manager, and Lead Arranger (the “Lead Arranger”); and

(iv) US BANK NATIONAL ASSOCIATION, a national banking association, as a Lender and as the syndication agent.

PRELIMINARY STATEMENTS:

(1) Unless otherwise defined herein, all capitalized terms used herein and defined in section 1 are used herein as so defined.

(2) The Borrower has applied to the Lenders for revolving credit facilities in an aggregate amount of $200,000,000 to refinance certain existing indebtedness, including indebtedness under the Existing Credit Agreements, to support working capital needs, to finance capital expenditures and for general corporate purposes.

(3) Subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided for herein.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND TERMS

1.1. Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.

“Acquisition” shall mean and include (i) any acquisition on a going concern basis (whether by purchase, lease or otherwise) of any facility and/or business operated by any Person who is not a Subsidiary of the Borrower, and (ii) acquisitions of a majority of the outstanding equity or other similar interests in any such Person (whether by merger, stock purchase or otherwise).

“Additional Security Document” shall have the meaning provided in section 8.12(b).

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to section 11.6.

“Administrative Questionnaire” shall mean an Administrative Questionnaire completed by the Lenders in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being an officer or director of such Person.

“Agreement” shall mean this Revolving Credit Agreement, as the same may be from time to time further modified, amended, restated, amended and restated and/or supplemented.

“Annual Asset Sale Basket” shall have the meaning provided in section 5.2(e).

“Annual Event of Loss Basket” shall have the meaning provided in section 5.2(e).

“Anti-Terrorism Law” shall mean the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Commitment Fee Rate” shall mean a rate per annum set forth in the Pricing Grid in section 2.7(f).

“Applicable Eurocurrency Margin” shall have the meaning provided in section 2.7(f).

“Applicable Lending Office” shall mean, with respect to each Lender, (i) such Lender’s Domestic Lending Office in the case of Borrowings consisting of Prime Rate Loans, (ii) such Lender’s Eurocurrency Lending Office in the case of Borrowings consisting of Eurocurrency Loans, and (iii) in the case of Borrowings from the Swing Line Lender which consist of Prime Rate Loans, the Domestic Lending Office of the Swing Line Lender.

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Prime Rate Margin” shall have the meaning provided in section 2.7(f).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean, with respect to any Person, any sale, lease, sublease, transfer, assignment, conveyance or other disposition, or any exchange of property, by such Person (including a consolidation or merger or other sale of any Subsidiary of such Person with, into or to any other Person in a transaction in which such Subsidiary ceases to be a Subsidiary) of (i) all or any part of such Person’s or its Subsidiaries’ businesses, assets, or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, (ii) all or substantially all of the assets of any division or line of business of such Person or any of its Subsidiaries, (iii) any manufacturing or processing plant or facility of such Person or any of its Subsidiaries, or (iv) shares of capital stock or other equity interests (or any options, warrants or rights to acquire any such shares or other equity interests) of a Subsidiary, with the result that the Borrower’s fully diluted direct and indirect percentage ownership interest in such Subsidiary is reduced, including any such transaction resulting in such Subsidiary ceasing to be a Subsidiary, or effected by means of a liquidation of a corporation, partnership or limited liability company which is not a Wholly-Owned Subsidiary, provided that the term Asset Sale specifically excludes (u) any sales, transfers or other dispositions of assets among the Borrower and any of its Subsidiaries in the ordinary course of business, (v) any sales of Receivables by the Borrower or any Subsidiary on a recourse or non-recourse basis in connection with any Receivables factoring arrangements utilized by any of such Persons, (w) any technology licensing agreements, whether of an inter-company or third party nature, entered into by the Borrower or any of its Subsidiaries in the ordinary course of business from time to time, (x) any sales, transfers or other dispositions of inventory, or obsolete or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, (y) any Event of Loss, and (z) any sale of marketable securities in the ordinary course of business. The term Asset Sale specifically includes any Sale and Lease-Back Transaction.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by section 12.4), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Officer” shall mean the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower.

“Bankruptcy Code” shall have the meaning provided in section 10.1(h).

“Basket Investment and Guarantees” shall have the meaning provided in section 9.5(l).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean a Revolving Borrowing or a Swing Line Borrowing, as the case may be.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the city in which the applicable Payment Office is located a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, any day which is a Business Day described in clause (i) and which is also a day on which dealings are carried on in the London interbank market.

“Capital Lease” as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Cash Equivalents” shall mean any of the following:

(i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than three months from the date of acquisition;

(iii) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short- term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial or financial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 90 days after the date of acquisition;

(iv) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

(v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(vii) investments in industrial development revenue bonds which (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest which is issued by an Approved Bank; and

(viii) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii).

“Cash Proceeds” shall mean, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower and/or any Subsidiary from such Asset Sale, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss, excluding any cash payments received in respect of a claim under any policy of business interruption insurance or similar insurance maintained by or on behalf of the Borrower or its Subsidiaries.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” shall mean and include any of the following:

(i) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Borrower’s Board of Directors (together with any new directors (x) whose election by the Borrower’s Board of Directors was, or (y) whose nomination for election by the Borrower’s shareholders was (prior to the date of the proxy or consent solicitation relating to such nomination), approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), shall cease for any reason to constitute a majority of the directors then in office;

(ii) any Person or group (as such term is defined in section 13(d)(3) of the 1934 Act), other than members of the TPG Investor Group, collectively, shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the 1934 Act) of more than 35%, on a fully diluted basis, of the economic or voting interest in the Borrower’s capital stock;

(iii) the shareholders of the Borrower approve a merger or consolidation of the Borrower with any other Person, other than a merger or consolidation which would result in the voting securities of the Borrower outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or exchanged for voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the voting securities of the Borrower or such surviving or resulting entity outstanding after such merger or consolidation; and/or

(iv) the shareholders of the Borrower approve a plan of complete liquidation of the Borrower or an agreement or agreements for the sale or disposition by the Borrower of all or substantially all of the Borrower’s assets.

“Charges” shall have the meaning provided in section 12.23 hereof.

“CIP Regulations” shall have the meaning provided in section 11.11 hereof.

“Closing Date” shall mean the date, on or after the Effective Date, upon which the conditions specified in section 6.1 are satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean any collateral covered by any Security Document.

“Collateral Agent” shall mean the Administrative Agent acting as Collateral Agent for the Lenders pursuant to the Security Documents.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services in the ordinary course of business.

“Commercial Letter of Credit Outstandings” shall mean, at any time, the sum, without duplication, of the Dollar amount of (i) the aggregate Stated Amount of all outstanding Commercial Letters of Credit and (ii) the aggregate amount of all Commercial Unpaid Drawings.

“Commercial Unpaid Drawings” shall mean any Unpaid Drawing in respect of a Commercial Letter of Credit.

“Commitment” shall mean, with respect to each Lender, its Revolving Commitment and its Swing Line Commitment, if any, or either or both of such Commitments of a Lender, as applicable.

“Commitment Fee” shall have the meaning provided in section 4.1(a).

“Consenting Lender” shall have the meaning provided in section 8.14.

“Consolidated Amortization Expense” shall mean, for any period, all amortization expenses of the Borrower and its Subsidiaries, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, excluding, however, any such expenditure made in connection with the replacement or restoration of assets to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced.

“Consolidated Depreciation Expense” shall mean, for any period, all depreciation expenses of the Borrower and its Subsidiaries, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period; plus (A) the sum of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation Expense, (iv) Consolidated Amortization Expense, (v) non-cash losses and charges which are properly classified as extraordinary or non-recurring (excluding such charges that constitute an accrual of a reserve for cash charges in the future), (vi) losses on the extinguishment of Indebtedness not to exceed $61,500,000 in the aggregate to the extent such losses were incurred in any period ending in the calendar year 2004, and (vii) foreign currency losses, less (B) the sum of (i) gains on sales of assets (or capital stock) and other extraordinary gains and other non-recurring non-cash gains (other than any gain on sale of inventory and any reversal of any accrual of or reserve for anticipated cash charges in prior periods), (ii) foreign currency gains, (iii) interest income, (iv) income tax benefit and (v) any other income categories disclosed as non-operating (income) expense; all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; except that in computing Consolidated Net Income for purposes of this definition, there shall be excluded therefrom (x) the income (or loss) of any entity (other than Subsidiaries of the Borrower) in which the Borrower or any of its Subsidiaries has a joint or minority interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period, and (y) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of more than 15% of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; and provided that, notwithstanding anything to the contrary contained herein, the Borrower’s Consolidated EBITDA for any Testing Period shall (x) include the appropriate financial items for any person or business unit that has been acquired by the Borrower for any portion of such Testing Period prior to the date of acquisition, and (y) exclude the appropriate financial items for any person or business unit that has been disposed of by the Borrower, for the portion of such Testing Period prior to the date of disposition.

“Consolidated Income Tax Expense” shall mean, for any period, all provisions for taxes based on the net income of the Borrower or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, total interest expense (including that which is capitalized, that which is attributable to Capital Leases and the pre-tax equivalent of dividends payable on Redeemable Stock) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements, but excluding, however, any amortization or write-off of deferred financing costs and any charges for prepayment penalties on prepayment of Indebtedness.

“Consolidated Net Income” shall mean for any period, the net income (or loss), without deduction for minority interests, of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Total Funded Debt” shall mean the sum (without duplication) of all Indebtedness of the type described in clauses (i), (ii), (iv), (vii) and (viii), and to the extent related to any of the foregoing, (xii), of the definition thereof of the Borrower and of each of its Subsidiaries, all as determined on a consolidated basis.

“Continue”, “Continuation” and “Continued” each refers to a continuation of Eurocurrency Loans for an additional Interest Period as provided in section 2.8.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type, pursuant to section 2.6, 2.8(b) or 5.2(i).

“Credit Documents” shall mean this Agreement, the Notes, the Subsidiary Guaranty, the Security Documents, and any Letter of Credit Document.

“Credit Event” shall mean the making of any Loans and/or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrower and each of the Borrower’s Subsidiaries and Affiliates which is a party to any Credit Document.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Hedge Agreement” shall mean any Hedge Agreement to which the Borrower or any of its Subsidiaries is a party which, pursuant to (x) a written instrument signed by the Administrative Agent and (y) the following provisions, has been designated as a Designated Hedge Agreement so that the Borrower’s or Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Subsidiary Guaranty and the Security Documents to the extent the Subsidiary Guaranty and such Security Documents provide guarantees or security for creditors of the Borrower or any Subsidiary under Designated Hedge Agreements:

(i) The Administrative Agent will, without the approval or consent of the Lenders, designate a Hedge Agreement entered into with any Lender or any Affiliate of any Lender as a Designated Hedge Agreement so long as the Administrative Agent reasonably determines, at the time of such designation and after giving effect thereto, in accordance with its own customary valuation practices, that the maximum aggregate net credit exposure to the Borrower and its Subsidiaries of all counterparties under all Designated Hedge Agreements is not more than $30,000,000.

(ii) The Administrative Agent may, without the approval or consent of the Lenders, designate a Hedge Agreement as a Designated Hedge Agreement so long as the Administrative Agent reasonably determines, at the time of such designation and after giving effect thereto, in accordance with its own customary valuation practices, that the maximum aggregate net credit exposure to the Borrower and its Subsidiaries of all counterparties under all Designated Hedge Agreements is not more than $30,000,000.

(iii) The Administrative Agent will not designate any Hedge Agreement as a Designated Hedge Agreement without the approval, consent or instructions of the Required Lenders if the Administrative Agent reasonably determines, at the time of such designation and after giving effect thereto, in accordance with its own customary valuation practices, that the maximum aggregate net credit exposure to the Borrower and its Subsidiaries of all counterparties under all Designated Hedge Agreements is more than $30,000,000.

(iv) It shall be a condition to the rights of any counterparty creditor of the Borrower or any Subsidiary under any Designated Hedge Agreement (other than in the case of a Lender or an Affiliate of any Lender) to share in any recoveries of enforcement of the Subsidiary Guaranty and of the Security Documents, that such counterparty creditor shall have entered into an intercreditor or similar agreement with the Administrative Agent under which recoveries from the Borrower and its Subsidiaries with respect to such Designated Hedge Agreement will be shared in a manner consistent with the provisions of section 10.3 hereof.

“Designating Lender” shall have the meaning provided in section 12.4(j).

“Dollars”, “U.S. dollars” and the sign “$” each means lawful money of the United States.

“Domestic Lending Office” shall mean, with respect to any Lender, the affiliate, branch or office of such Lender specified as its Domestic Lending Office in the Administrative Questionnaire delivered by it to the Administrative Agent or in the Assignment and Assumption pursuant to which it became a Lender, or such other affiliate, branch or office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States of America, any State, the District of Columbia, or any United States possession, or which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided that such Subsidiary is owned by the Borrower or a Domestic Subsidiary of the Borrower.

“Effective Date” shall have the meaning provided in section 12.10.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” (i) within the meaning of section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

“Eurocurrency Lending Office” shall mean, with respect to any Lender, the affiliate, branch or office of such Lender specified as its Eurocurrency Lending Office in the Administrative Questionnaire delivered by it to the Administrative Agent or in the Assignment and Assumption pursuant to which it became a Lender, or such other affiliate, branch or office or offices of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurocurrency Loans” shall mean each Loan bearing interest at the rates provided in section 2.7(b).

“Eurocurrency Rate” shall mean with respect to each Interest Period for a Eurocurrency Loan, (A) either (i) the rate per annum for deposits in Dollars for a maturity most nearly comparable to such Interest Period which appears on page 3740 or 3750, as applicable, of the Dow Jones Telerate Screen as of 11:00 A.M. (local time at the

Notice Office) on the date which is two Business Days prior to the commencement of such Interest Period, or (ii) if such a rate does not appear on such a page, an interest rate per annum equal to the average (rounded to the nearest ten thousandth of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered to each of the Reference Banks by prime banks in the London interbank Eurocurrency market for deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurocurrency Loan for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurocurrency Loan, determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period, in each case divided (and rounded to the nearest ten thousandth of 1%) by (B) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in section 10.1.

“Event of Loss” shall mean, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 90 days after the occurrence of such destruction or damage, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (iv) in the case of any property located upon a Leasehold, the termination or expiration of such Leasehold and the lessee thereunder shall not have the contractual right to remove such property.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under section 2.11), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with section 5.4, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to section 5.4.

“Existing Credit Agreements” shall mean, collectively, (i) that certain Revolving Credit Agreement, dated as of December 21, 2001, as amended, among Borrower, the lenders party thereto, and CitiCorp USA, Inc., as administrative agent and collateral agent, and (ii) that certain Revolving Credit Agreement, dated as of December 5, 2002, as amended, among Borrower, the lenders party thereto (including certain members of the TPG Investor Group), and CitiCorp USA, Inc., as administrative agent and collateral agent.

“Existing Indebtedness” shall have the meaning provided in section 7.17.

“Existing Letter of Credit” shall have the meaning provided in section 3.1(d).

“Facility” shall mean the Revolving Facility and the Swing Line Facility, or both of them, as applicable.

“Facing Fee” shall have the meaning provided in section 4.1(c).

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the

Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, section 4.1.

“Financial Projections” shall have the meaning provided in section 6.1(l).

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary which is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of section 9, including defined terms as used therein, are subject (to the extent provided therein) to sections 1.3 and 12.7(a).

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligations” shall mean as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (d) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” shall mean (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “restricted hazardous materials”, “extremely hazardous wastes”, “restrictive hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Hedge Agreement” shall mean (i) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement (ii) any currency swap agreement, forward currency purchase agreement or similar agreement or arrangement designed to protect against fluctuations in currency exchange rates, and (iii) any forward commodity purchase agreement or similar agreement or arrangement designed to protect against fluctuations in raw material or other commodity prices.

“Indebtedness” of any Person shall mean without duplication:

(i) all indebtedness of such Person for borrowed money;

(ii) all bonds, notes, debentures and similar debt securities of such Person;

(iii) all obligations of such Person upon which interest charges are customarily paid;

(iv) the deferred purchase price of capital assets or services which in accordance with GAAP would be shown as a long term liability on the liability side of the balance sheet of such Person;

(v) the face amount of all letters of credit or bankers’ acceptances issued for the account of such Person and, without duplication, all drafts drawn thereunder;

(vi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(vii) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed;

(viii) all Capitalized Lease Obligations of such Person;

(ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take or pay and similar obligations;

(x) all net obligations of such Person under Hedge Agreements;

(xi) the stated value, or liquidation value if higher, of all Redeemable Stock of such Person; and

(xii) all Guaranty Obligations of such Person;

provided that (x) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds which themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; and (y) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning provided in section 12.1(b).

“Interest Coverage Ratio” shall mean, for any Testing Period, the ratio of

(i) the sum of Consolidated EBITDA for such Testing Period minus Consolidated Capital Expenditures for such Testing Period,

to

(ii) Consolidated Interest Expense for such Testing Period.

“Interest Period” with respect to any Eurocurrency Loan shall mean the interest period applicable thereto, as determined pursuant to section 2.8.

“Issuing Bank” shall mean National City Bank of the Midwest, in its capacity as issuer of Letters of Credit hereunder, or such other Lender as the Borrower may from time to time select as the Issuing Bank hereunder pursuant to section 3.

“Lead Arranger” shall have the meaning provided in the preamble to this Agreement.

“LC Participant” shall have the meaning provided in section 3.4(a).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall have the meaning provided in the first paragraph of this Agreement.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender in violation of the requirements of this Agreement to make available its portion of any incurrence of Loans, to fund its Swing Line Participation Amount under section 2.4(b), or to fund its portion of any unreimbursed payment under section 3.4(c) or (ii) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under section 2.1, section 2.4(b) and/or section 3.4(c), including, in the case of either (i) or (ii), as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Letter of Credit” shall mean a Standby Letter of Credit or a Commercial Letter of Credit, in each case issued by the Issuing Bank under this Agreement, and any Existing Letter of Credit.

“Letter of Credit Documents” shall have the meaning specified in section 3.2(a).

“Letter of Credit Fee” shall have the meaning provided in section 4.1(b).

“Letter of Credit Obligor” shall have the meaning provided in section 3.1(a).

“Letter of Credit Outstandings” shall mean, at any time, the sum, without duplication, of (i) the Standby Letter of Credit Outstandings and (ii) the Commercial Letter of Credit Outstandings.

“Letter of Credit Request” shall have the meaning provided in section 3.2(a).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall have the meaning provided in section 2.1.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities or financial condition of, when used with reference to the Borrower and/or any of its Subsidiaries, the Borrower and its Subsidiaries, taken as a whole, or when used with reference to any other Person, such Person and its Subsidiaries, taken as a whole, as the case may be; (ii) any material adverse effect on the ability of the Borrower or any other Credit Party to perform its obligations under the Credit Documents to which it is a party; (iii) any material adverse effect on the ability of the Borrower and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Credit Documents to which it is a party.

“Material Subsidiary” shall mean, at any time, with reference to any Person, any Subsidiary of such Person (i) that has assets at such time comprising 5% or more of the consolidated assets of such Person and its Subsidiaries, or (ii) whose operations in the current fiscal year are expected to, or whose operations in the most recent fiscal year did (or would have if such Person had been a Subsidiary for such entire fiscal year), represent 5% or more of the consolidated earnings before interest, taxes, depreciation and amortization of such Person and its Subsidiaries for such fiscal year; provided, however, that to the extent all Domestic Subsidiaries of such Person constituting Non-Material Subsidiaries (a) account in the aggregate for more than 20% or more of the consolidated assets of such Person and its Subsidiaries, or (b) whose operations in the current fiscal year are expected to, or whose operations in the most recent fiscal year did (or would have if such person had been a Subsidiary for such entire fiscal year), represent 20% or more of the consolidated earnings before interest, taxes, depreciation and amortization of such person and its Subsidiaries for such fiscal year, then each such Domestic Subsidiary shall be deemed a Material Subsidiary.

“Maturity Date” shall mean July 21, 2010 or such earlier date as the Total Revolving Commitment is terminated.

“Maximum Rate” shall have the meaning provided in Section 12.23.

“Minimum Borrowing Amount” shall mean:

(i) with respect to Borrowings under the Revolving Facility consisting of (x) Prime Rate Loans, $2,500,000, with minimum increments thereafter of $500,000, or (y) Eurocurrency Loans, $5,000,000 with minimum increments thereafter of $1,000,000; or

(ii) with respect to a Borrowing under the Swing Line Facility consisting of a Prime Rate Loan, $100,000, with minimum increments thereafter of $50,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” shall mean a Plan, other than a Multiemployer Plan, to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“NCB” shall mean National City Bank of the Midwest, a national banking association, together with its successors and assigns.

“Net Cash Proceeds” shall mean, with respect to (i) any Asset Sale, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses of sale incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all state and local taxes paid or reasonably estimated to be payable by such Person, as a consequence of such Asset Sale and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale, (B) amounts of any distributions payable to holders of minority interests in the relevant Person or in the relevant property or assets, (C) incremental federal, state and local income taxes paid or payable as a result thereof, and (D) amounts received by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of such amounts is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; and (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and local taxes paid or reasonably estimated to be payable by such Person, as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Event of Loss and required to be, and which is, repaid under the terms thereof as a result of such Event of Loss, (B) amounts of any distributions payable to holders of minority interests in the relevant Person or in the relevant property or assets, (C) incremental federal, state and local income taxes paid or payable as a result thereof, and (D) amounts received by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of such amounts is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Non-Consenting Lender” shall have the meaning provided in section 8.14.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-Material Subsidiary” shall mean a Subsidiary that is not a Material Subsidiary.

“Note” shall mean a Revolving Note or the Swing Line Note, as applicable.

“Notice of Borrowing” shall have the meaning provided in section 2.3(a).

“Notice of Continuation” shall have the meaning provided in section 2.8(a).

“Notice of Conversion” shall have the meaning provided in section 2.6.

“Notice of Swing Line Refunding” shall have the meaning provided in section 2.4(a).

“Notice Office” shall mean the office of the Administrative Agent at National City Center, 629 Euclid Avenue, Cleveland, Ohio 44114, Attention: Agency Services Group (facsimile: (216) 222-0012), or such other office, located in a city in the United States Eastern Time Zone, as the Administrative Agent may designate to the Borrower from time to time.

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank pursuant to the terms of this Agreement or any other Credit Document.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” has the meaning assigned to such term in section 12.4(d).

“Payment Office” shall mean the office of the Administrative Agent at National City Center, 629 Euclid Avenue, Cleveland, Ohio 44114, Attention: Agency Services Group (facsimile: (216) 222-0012), or such other office, located in a city in the United States Eastern Time Zone, as the Administrative Agent may designate to the Borrower from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean and include any Acquisition as to which all of the following conditions are satisfied:

(i) such Acquisition involves a line or lines of business which, in the Borrower’s reasonable judgment, is the same as or complementary to the lines of business in which the Borrower and its Subsidiaries, considered as an entirety, are engaged on the Effective Date, unless the Required Lenders specifically approve or consent to such Acquisition in writing;

(ii) such Acquisition is not actively opposed by the Board of Directors (or similar governing body) of the selling Person or the Person whose equity interests are to be acquired, unless all of the Lenders specifically approve or consent to such Acquisition in writing;

(iii) if as a result of an Acquisition, a Person becomes a Subsidiary of the Borrower, such Subsidiary shall be a Wholly-Owned Subsidiary and such Subsidiary, if a Domestic Subsidiary, shall join in the Subsidiary Guaranty, and the equity interests of such Subsidiary (whether a Domestic Subsidiary or a Foreign Subsidiary (but limited to 65% of such equity interests with respect to a Foreign Subsidiary)) shall be pledged to the Collateral Agent, as contemplated by sections 8.11 and 8.12;

(iv) the aggregate consideration for such Acquisition, including the principal amount of any assumed Indebtedness and (without duplication) any Indebtedness of any acquired Person or Persons (in each case, so long as any such Indebtedness was not created in contemplation of such Acquisition) does not exceed $50,000,000, unless the Required Lenders specifically approve or consent to such Acquisition in writing; and

(v) at least 10 Business Days prior to the completion of any such Acquisition involving aggregate consideration for such Acquisition and all other Permitted Acquisitions completed during any fiscal year of the Borrower, including the principal amount of any assumed Indebtedness and (without duplication) any Indebtedness of any acquired Person or Persons, in excess of $50,000,000, the Borrower shall have delivered to the Lenders (A) audited financial statements for the acquired businesses for the most recent fiscal year, unless the same are unavailable and, in which event unaudited financial statements shall be acceptable to the Required Lenders and (B) a certificate of an Authorized Officer demonstrating, in reasonable detail, compliance with the covenants contained in sections 9.7 and 9.8 on a Pro Forma Basis;

provided, that the term Permitted Acquisition specifically excludes any loans, advances or minority investments otherwise permitted pursuant to section 9.5.

“Permitted Liens” shall mean Liens permitted by section 9.3.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any multiemployer or single-employer plan as defined in section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute by) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall mean each pledge agreement substantially in the form of Exhibit E, executed and delivered in connection herewith, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“primary Indebtedness” shall have the meaning provided in the definition of Guaranty Obligations.

“primary obligor” shall have the meaning provided in the definition of Guaranty Obligations.

“Prime Rate” shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greater of (i) the rate of interest established by the Administrative Agent from time to time, as its prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; and (ii) the Federal Funds Effective Rate in effect from time to time plus 1/2 of 1% per annum.

“Prime Rate Loan” shall mean each Loan, bearing interest at the rate provided in section 2.7(a).

“Principal Party” shall have the meaning provided in section 10.1(h).

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, in connection with or after the occurrence of any Acquisition or any Asset Sale, compliance with such covenant or test after giving effect to such Acquisition or Asset Sale, (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition or Asset Sale, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, and as interpreted by the Staff of the Securities and Exchange Commission using, for purposes of determining such compliance), the historical financial statements of all entities or assets so acquired or to be acquired (or the assets so disposed of or to be disposed of in the Asset Sale) and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Acquisition, such Asset Sale, and any other Acquisitions or Asset Sales that have been consummated during the relevant period, and the incurrence, assumption and/or repayment of any Indebtedness or other liabilities incurred in connection with any such Acquisitions or related to the Assets so disposed of or to be disposed of in any such Asset Sale or otherwise during the relevant period had been consummated, incurred or repaid, respectively, at the beginning of such period and assuming that any such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant Acquisition or Asset Sale at the interest rates applicable to outstanding Loans during such period. For the avoidance of doubt, to the extent the Borrower or any Subsidiary has, at the end of any Testing Period, assets on its balance sheet classified as “Assets held for Sale”, such assets, and the related financial items, including income and expense items, shall be included in calculating compliance with covenants or tests on a Pro Forma Basis.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Sections 9.7 and 9.8 as of the last day of the most recent fiscal quarter-end (computed on the basis of (a) balance sheet amounts as of the most recently completed fiscal quarter, and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters, in each case, for which financial statements have been delivered to the Administrative Agent and calculated on a Pro Forma Basis).

“Prohibited Transaction” shall mean a transaction with respect to a Plan that is prohibited under section 4975 of the Code or section 406 of ERISA and not exempt under section 4975 of the Code or section 408 of ERISA.

“Purchase Date” shall have the meaning provided in section 2.4(b).

“RCRA” shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivables” shall mean the Indebtedness and payment obligations of any Person to the Borrower or any of its Subsidiaries or acquired by the Borrower or any of its Subsidiaries (including obligations constituting an account or general intangible or evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security but excluding intercompany obligations) arising from a sale of merchandise or the provision of services by the Borrower or any Subsidiary or the Person from which such Indebtedness and payment obligation were acquired by the Borrower or any of the Subsidiaries, including (a) any right to payment for goods sold or for services rendered and (b) the right to payment of any interest, sales taxes, finance charges, returned check or late charges and other obligations of such Person with respect thereto.

“Redeemable Stock” shall mean with respect to any Person any capital stock or similar equity interests of such Person that (i) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the latest Maturity Date; or (ii) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, at the option of the holder or holders thereof, or otherwise, at any time prior to the latest Maturity Date under this Agreement, other than any such repurchase or retirement occasioned by a “change of control” or similar event.

“Reference Banks” shall mean (i) NCB and (ii) any other Lender or Lenders selected as a Reference Bank by the Administrative Agent and the Required Lenders, provided, that if any of such Reference Banks is no longer a Lender, such other Lender or Lenders as may be selected by the Administrative Agent acting on instructions from the Required Lenders.

“Register” shall have the meaning provided in section 12.4(c).

“Registration Rights Agreement” shall mean the Registration Rights Agreement by and among the Borrower, TPG Wafer Holdings LLC and the Guarantors specified therein, dated as of November 13, 2001.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Agreement” shall mean the Reimbursement Agreement, dated as of December 21, 2001, among the Borrower, TPG Partners III, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, Green Equity Investors Side III, L.P., Green Equity Investors III, L.P., and CitiCorp USA, Inc.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” shall mean an event described in section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsections .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders whose outstanding Revolving Loans and Unutilized Revolving Commitments constitute at least 51% of the sum of the total outstanding Revolving Loans and Unutilized Revolving Commitments of Non-Defaulting Lenders (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, shall be included in (i) the Lenders holding such amount of the Revolving Loans or having such amount of the Unutilized Revolving Commitments, or (ii) determining the aggregate unpaid principal amount of the Revolving Loans or Unutilized Revolving Commitments).

“Restricted Payment” shall mean (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any Subsidiary (including, without limitation, any distributions by any joint ventures to any holders of its capital stock), or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any subordinated Indebtedness; in each case other than such dividends, distributions or payments as the Borrower or any of its Subsidiaries may make to any Affiliate other than the TPG Investor Group.

“Restructuring Agreement” means that certain Restructuring Agreement, dated as of November 13, 2001, between TPG Wafer Holdings LLC and the Borrower, as amended from time to time.

“Revolving Borrowing” shall mean the incurrence of Revolving Loans consisting of one Type of Loan, by the Borrower from all of the Lenders having Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurocurrency Loans the same Interest Period.

“Revolving Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” as the same may be reduced from time to time pursuant to section 4.2, 4.3 and/or 10.2 or adjusted from time to time as a result of assignments to or from such Lender pursuant to section 12.4.

“Revolving Facility” shall mean the credit facility evidenced by the Total Revolving Commitment.

“Revolving Facility Percentage” shall mean at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Loans by the total of all outstanding Revolving Loans for all Lenders.

“Revolving Loan” shall have the meaning provided in section 2.1(a).

“Revolving Note” shall have the meaning provided in section 2.5(a).

“Sale and Lease-Back Transaction” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Security Documents” shall mean each Pledge Agreement and each other document pursuant to which any Lien or security interest is granted by any Credit Party to the Collateral Agent as security for any of the Obligations.

“SPV” shall have the meaning provided in section 12.4(j).

“Standard Permitted Liens” shall mean the following:

(i) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

(ii) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary;

(iii) Liens created by this Agreement or the other Credit Documents;

(iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under section 10.1(g);

(v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi) Leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case which do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect;

(viii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(ix) licenses of intellectual property, including patents and trademarks held by the Borrower or any of its Subsidiaries, not interfering in any material respect with the business of Borrower and its Subsidiaries, taken as a whole; and

(x) rights of setoff imposed by law upon deposit of cash or securities in favor of banks, securities intermediaries, commodities intermediaries, brokers or dealers incurred in the ordinary course of business and accounts maintained with such banks, securities intermediaries, commodities intermediaries, brokers or dealers and the cash or securities in such accounts.

“Standby Letter of Credit” shall mean any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations of the Borrower or any other Letter of Credit Obligor incurred in the ordinary course of its business, and such other standby obligations of the Borrower and the other Letter of Credit Obligors that are acceptable to the Issuing Bank.

“Standby Letter of Credit Outstandings” shall mean, at any time, the sum, without duplication, of the Dollar amount of (i) the aggregate Stated Amount of all outstanding Standby Letters of Credit and (ii) the aggregate amount of all Standby Unpaid Drawings.

“Standby Unpaid Drawings” shall mean any Unpaid Drawing in respect of a Standby Letter of Credit.

“State” shall mean any of the States of the United States.

“Stated Amount” of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Subsidiary which is a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” shall mean any subsidiary guaranty substantially in the form of Exhibit F executed and delivered in connection herewith, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Subordinated Indebtedness” shall mean any Indebtedness which has been subordinated to the Obligations in such manner and to such extent as the Administrative Agent (acting on instructions from the Required Lenders) may require.

“Swing Line Borrowing” shall mean the incurrence of a single Type of Swing Line Loan from the Swing Line Lender on a given date.

“Swing Line Cap” shall mean $10,000,000.

“Swing Line Commitment” shall mean, with respect to the Swing Line Lender, the amount set forth opposite such Lender’s name in Schedule 1 as its “Swing Line Commitment” as the same may be reduced from time to time pursuant to section 4.2, 4.3 and/or 10.2 or adjusted from time to time as a result of assignments to or from the Swing Line Lender pursuant to section 12.4.

“Swing Line Exposure” shall mean, with respect to any Lender at any time, such Lender’s obligation to refund or purchase a participation equal to, its Revolving Facility Percentage of the aggregate Swing Line Loans outstanding advanced to the Borrower.

“Swing Line Facility” shall mean the credit facility evidenced by the Swing Line Commitment.

“Swing Line Lender” shall mean the Lender indicated in Schedule 1 hereto as having the “Swing Line Commitment” and shall include any other single Lender to whom the Swing Line Lender has transferred its entire Swing Line Commitment and any Swing Line Loans.

“Swing Line Loan” shall have the meaning provided in section 2.1(b).

“Swing Line Note” shall have the meaning provided in section 2.5(a).

“Swing Line Participation Amount” shall have the meaning provided in section 2.4(b).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Testing Period” shall mean for any determination a single period consisting of the four consecutive fiscal quarters of the Borrower then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended which are so indicated in such provision.

“Total Commitment” shall mean the sum of the Commitments of the Lenders.

“Total Revolving Commitment” shall mean sum of the Revolving Commitments of the Lenders.

“TPG Investor Group” shall mean the investor group led by Texas Pacific Group that purchased a majority of the Borrower’s common stock in 2001, including TPG Wafer Holdings LLC, TPG Wafer Partners LLC, TPG Wafer Management LLC, funds managed by Leonard Green & Partners, L.P. and TCW/Crescent Mezzanine Management III LLC, and their Affiliates (but excluding the Borrower and its Subsidiaries).

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Prime Rate Loan or a Eurocurrency Loan.

“UCC” shall mean the Uniform Commercial Code.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in section 3.3(a).

“Unpledged Interests” shall have the meaning provided in section 8.12(a).

“Unutilized Revolving Commitment” shall mean, with respect to any Lender and its Revolving Commitment, at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) the sum of (x) the principal amount of Revolving Loans made by such Lender and outstanding at such time, and (y) such Lender’s Revolving Facility Percentage of Letter of Credit Outstandings at such time.

“Unutilized Swing Line Commitment” shall mean, at any time, the excess of (i) the Swing Line Commitment at such time over (ii) the aggregate principal amount of all Swing Line Loans then outstanding.

“Unutilized Total Revolving Commitment” shall mean, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the sum of (x) the aggregate principal amount of all Revolving Loans then outstanding plus (y) the aggregate Letter of Credit Outstandings at such time.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“Wholly-Owned Subsidiary” shall mean each Subsidiary of the Borrower at least 95% of whose capital stock, equity interests and partnership interests, other than director’s qualifying shares or similar interests, are owned directly or indirectly by the Borrower.

“Written”, “written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

1.3. Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision of section 8 or 9 hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof to such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any such provision hereof for such purposes), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with the requirements of this Agreement.

1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, sections, Exhibits and Schedules shall be construed to refer to Articles and sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.5. Pro Forma Calculations. Notwithstanding anything to the contrary in this Agreement, with respect to any period during which any Permitted Acquisition or any Asset Sale occurs as permitted pursuant to the terms hereof, for purposes of determining compliance with the covenants set forth in sections 9.7 and 9.8, such compliance shall be determined on the basis of Pro Forma Compliance and, accordingly, Consolidated EBITDA and the Interest Coverage Ratio shall be calculated with respect to such periods on a Pro Forma Basis.

SECTION 2. AMOUNT AND TERMS OF LOANS.

2.1. Commitments for Loans. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans shall be drawn, to the extent such Lender has a commitment under a Facility for the Borrower, under the applicable Facility, as set forth below:

(a) Revolving Facility. Loans to the Borrower under the Revolving Facility (each a “Revolving Loan” and, collectively, the “Revolving Loans”): (i) may be incurred by the Borrower at any time and from time to time on and after the Closing Date and prior to the date the Total Revolving Commitment expires or is terminated; (ii) except as otherwise provided, may, at the option of the Borrower be incurred and maintained as, or Converted into, Revolving Loans which are Prime Rate Loans or Eurocurrency Loans, provided that all Revolving Loans made as part of the same Revolving Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type; (iii) may be repaid or prepaid and re-borrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto the Unutilized Total Revolving Commitment exceeds the outstanding Swing Line Loans; and (v) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when added to the sum of (1) such Lender’s Swing Line Exposure plus (2) the product at such time of (A) such Lender’s Revolving Facility Percentage, times (B) the aggregate Letter of Credit Outstandings, equals the Revolving Commitment of such Lender at such time.

(b) Swing Line Facility. Loans to the Borrower under the Swing Line Facility (each a “Swing Line Loan” and, collectively, the “Swing Line Loans”): (i) shall be made only by the Swing Line Lender; (ii) may be made at any time and from time to time on and after the Closing Date and prior to the earlier of (x) the date the Swing Line Commitment expires or is terminated, or (y) the date the Total Revolving Commitment expires or is terminated; (iii) shall be made only in Dollars; (iv) shall have a maturity of no longer than one Business Day; (v) may be incurred as a Prime Rate Loan; (vi) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (vii) may only be made if after giving effect thereto the Unutilized Total Revolving Commitment exceeds the outstanding Swing Line Loans; and (viii) shall not exceed for the Swing Line Lender at any time outstanding its Swing Line Commitment at such time; and (ix) shall not exceed in the aggregate, the Swing Line Cap.

2.2. Minimum Borrowing Amounts, etc.; Pro Rata Borrowings. (a) The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred by the Borrower on any day, provided that (i) if there are two or more Borrowings on a single day by the Borrower which consist of Eurocurrency Loans, each such Borrowing shall have a different initial Interest Period, (ii) only one Borrowing may be made under the Swing Line Facility on any day, and (iii) at no time shall there be more than 8 Borrowings of Eurocurrency Loans outstanding hereunder.

(b) All Borrowings under the Revolving Facility shall be made by the Lenders having Revolving Commitments pro rata on the basis of their respective Revolving Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitment hereunder.

2.3. Procedures for Borrowing and Disbursement of Funds. (a) Notice of Borrowing. Whenever the Borrower desires to incur Loans, it shall give the Administrative Agent at its Notice Office,

(A) Borrowings of Prime Rate Loans under the Revolving Facility: in the case of any Borrowing under the Revolving Facility of Prime Rate Loans to be made hereunder, prior to 12:00 noon (local time at its Notice Office), at least one Business Day’s prior written or telephonic notice thereof (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent); or

(B) Borrowings of Eurocurrency Loans under the Revolving Facility: in the case of any Borrowing under the Revolving Facility of Eurocurrency Loans to be made hereunder, prior to 12:00 noon (local time at its Notice Office), at least three Business Days’ prior written or telephonic notice thereof (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent); or

(C) Borrowings under the Swing Line Facility: in the case of any Borrowing under the Swing Line Facility of a Prime Rate Loan to be made hereunder, prior to 1:00 P.M. (local time at its Notice Office) on the same Business Day on which such Swing Line Loan is to be made, prior written or telephonic notice thereof (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent).

Each such notice (each such notice, a “Notice of Borrowing”) shall (if requested by the Administrative Agent to be confirmed in writing), be substantially in the form of Exhibit B-1, and in any event shall be irrevocable and shall specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing; (ii) the date of the Borrowing (which shall be a Business Day); (iii) whether the Borrowing shall consist of Prime Rate Loans or Eurocurrency Loans; and (iv) if the requested Borrowing consists of Eurocurrency Loans, the Interest Period to be initially applicable thereto. The stated maturity date of any Swing Line Loan shall be the Business Day which immediately follows the date such Swing Line Loan is made, subject to any re-borrowing thereof as provided in section 2.1(b). The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Revolving Borrowing, of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing relating thereto, provided that the Administrative Agent shall endeavor to provide such notice to each Lender no later than (x) 12:00 noon (local time at its Notice Office), in the case of a Prime Rate Loan, and (y) 12:00 noon (local time at its Notice Office), in the case of a Eurocurrency Loan.

(b) Actions by Administrative Agent on Telephone Notice. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer entitled to give telephonic notices under this Agreement on behalf of the Borrower (or from such other Person as may be designated in writing by the Borrower from time to time as authorized to deliver such notices). In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Disbursement of Funds. (i) No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata share, if any, of each Borrowing requested to be made on such date in the manner provided below. All amounts shall be made available to the Administrative Agent in Dollars and in immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received.

(i) Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate, or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with section 2.7, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to section 2.10).

(ii) Nothing in this section 2.3(c) and no subsequent termination of the Commitments pursuant to section 4.2 or 4.3 shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder and in existence from time to time or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.4. Refunding of, or Participation in, Swing Line Loans. (a) If any Event of Default exists, the Swing Line Lender may, in its sole and absolute discretion, direct that the Swing Line Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Line Refunding”). Promptly upon receipt of a Notice of Swing Line Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders and, unless an Event of Default specified in section 10.1(h) in respect of the Borrower has occurred, also to the Borrower. Each such Notice of Swing Line Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing requesting Revolving Loans and consisting of Prime Rate Loans in the amount of the Swing Line Loans to which it relates. Each Lender with a Revolving Commitment (including the Swing Line Lender in its capacity as a Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in section 6.2 hereof or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (b) below) to make a Revolving Loan to the Borrower in an amount equal to such Lender’s Revolving Facility Percentage of the aggregate Dollar amount of the Swing Line Loans to which such Notice of Swing Line Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Domestic Lending Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Line Loans to which such Notice of Swing Line Refunding related.

(b) If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Line Refunding, any of the events specified in section 10.1(h) shall have occurred in respect of the Borrower or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than the Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest in the outstanding Swing Line Loans to which such Notice of Swing Line Refunding related, in an amount (the “Swing Line Participation Amount”) equal to such Lender’s Revolving Facility Percentage of such Swing Line Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender in immediately available funds, such Lender’s Swing Line Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s participating interest in such Swing Line Loans and its Swing Line Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Line Participation Amount is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full.

(c) Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Line Loans, the Swing Line Lender will promptly distribute to such Lender its Revolving Facility Percentage of such payment on account of its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d) Each Lender’s obligation to make Revolving Loans and/or to purchase participations in connection with a Notice of Swing Line Refunding (which shall in all events be within such Lender’s Unutilized Revolving Commitment, taking into account all outstanding participations in connection with Swing Line refundings) shall be subject to the conditions that:

(i) such Lender shall have received a Notice of Swing Line Refunding complying with the provisions hereof, and

(ii) at the time the Swing Line Loans which are the subject of such Notice of Swing Line Refunding were made, the Swing Line Lender had no actual written notice from another Lender notifying the Swing Line Lender that an Event of Default had occurred and was continuing under this Agreement and that any further increases in the aggregate principal amount of Swing Line Loans would not be entitled to the benefit of the participation arrangements provided in this section 2.4, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect upon the Borrower; (D) any breach of any Credit Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

2.5. Notes; Loan Accounts (a) Forms of Notes. The obligation of the Borrower to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced hereunder and (i) if a Revolving Loan, and if so requested by any Lender with a Revolving Commitment, by a promissory note of the Borrower substantially in the form of Exhibit A-1 with blanks appropriately completed in conformity herewith (each a “Revolving Note” and, collectively, the “Revolving Notes”), and (ii) if a Swing Line Loan, by a promissory note of the Borrower substantially in the form of Exhibit A-2 with blanks appropriately completed in conformity herewith (the “Swing Line Note”).

(b) Revolving Notes. The Revolving Note issued by the Borrower to a Lender with a Revolving Commitment shall: (i) be executed only by the Borrower; (ii) be payable to the order of such Lender; (iii) be payable in the principal amount of Revolving Loans evidenced thereby; (iv) mature on the Maturity Date; (v) bear interest as provided in section 2.7 in respect of the Prime Rate Loans or Eurocurrency Loans, as the case may be, evidenced thereby; (vi) be subject to mandatory prepayment as provided in section 5.2; and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) Swing Line Note. The Swing Line Revolving Note issued to the Swing Line Lender shall: (i) be executed by the Borrower; (ii) be payable to the order of such Lender and be dated on or prior to the date the first Loan evidenced thereby is made; (iii) be in a stated principal amount equal to the Swing Line Commitment of such Lender and be payable in the principal amount of Swing Line Loans evidenced thereby; (iv) bear interest as provided in section 2.7 in respect of the Prime Rate Loans evidenced thereby; (v) be subject to mandatory prepayment as provided in section 5.2; and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) Loan Accounts of Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof, and the particular Facility under which such Loan was made, (ii) the Interest Period and applicable interest rate if such Loan is a Eurocurrency Loan, (iii) the maturity date and interest rate if such Loan is a Swing Line Loan, (iv) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, and (v) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to section 2.5(d) and (e) shall be prima facie evidence of the existence and amounts of payments and amounts of the obligations recorded therein, absent manifest error; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay or prepay the Loans in accordance with the terms of this Agreement.

(g) Endorsements of Amounts on Notes Prior to Transfer. Each Lender will, prior to any transfer of any of the Notes issued to it by the Borrower, endorse on the reverse side thereof or the grid attached thereto the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation shall not affect the Borrower’s obligations in respect of such Loans.

2.6. Voluntary Conversions of Revolving Loans.

The Borrower shall have the option to Convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of its Revolving Loans of one Type owing by it into a Revolving Borrowing or Revolving Borrowings of another Type of Loans, provided that:

(i) any Conversion of Eurocurrency Loans into Prime Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurocurrency Loans;

(ii) Prime Rate Loans may only be Converted into Eurocurrency Loans if no Default under section 10.1(a) or Event of Default is in existence on the date of the Conversion unless the Required Lenders otherwise agree; and

(iii) Borrowings of Eurocurrency Loans resulting from this section 2.6 shall conform to the requirements of section 2.2.

Each such Conversion shall be effected by the Borrower giving the Administrative Agent at its Notice Office, prior to 12:00 noon (local time at such Notice Office), at least three Business Days’, in the case of Conversion into a Eurocurrency Loans (or prior to 12:00 noon (local time at such Notice Office) same Business Day’s, in the case of a Conversion into Prime Rate Loans), prior written notice (or telephonic notice promptly confirmed in writing if so requested by the Administrative Agent) (each a “Notice of Conversion”), substantially in the form of Exhibit B-2, specifying the Revolving Loans to be so Converted, the Type of Loans to be Converted into and, if to be Converted into a Borrowing of Eurocurrency Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed Conversion. For the avoidance of doubt, the prepayment or repayment of any Revolving Loans out of the proceeds of other Revolving Loans by the Borrower is not considered a Conversion of Revolving Loans into other Revolving Loans.

2.7. Interest. (a) Interest on Prime Rate Loans. During such periods as a Revolving Loan is a Prime Rate Loan, it shall bear interest at a fluctuating rate per annum which shall at all times be equal to the Prime Rate in effect from time to time plus the Applicable Prime Rate Margin in effect from time to time for such Revolving Loan.

(b) Interest on Eurocurrency Loans. During such periods as a Revolving Loan is a Eurocurrency Loan, it shall bear interest at a rate per annum which shall at all times during an Interest Period therefor be the relevant Eurocurrency Rate for such Eurocurrency Loan for such Interest Period plus the Applicable Eurocurrency Margin in effect from time to time for such Revolving Loan.

(c) Default Interest. Notwithstanding the above provisions, if an Event of Default is in existence, all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to (a)(i) for Prime Rate Loans, a rate of interest equal to the Prime Rate in effect from time to time plus the highest Applicable Prime Rate Margin and (ii) for Eurocurrency loans, the relevant Eurocurrency Rate plus the highest Applicable Eurocurrency Margin and (b) at the direction of the Required Lenders, a rate of interest equal to the interest rate which is or would be applicable from time to time pursuant to section 2.7(a) with respect to the Prime Rate Loans plus 2%. If any amount (other than the principal of and interest on the Loans) payable by the Borrower under the Credit Documents is not paid when due, such amount shall bear interest, payable on demand, at a rate per annum equal to 2% per annum above the interest rate which is or would be applicable from time to time pursuant to section 2.7(a).

(d) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable:

(i) in respect of any Swing Line Loan, monthly in arrears on the first Business Day of the next succeeding month;

(ii) in respect of each Prime Rate Loan under the Revolving Facility, quarterly in arrears on each April 1, July 1, October 1 and January 1; and

(iii) in respect of each Eurocurrency Loan under the Revolving Facility, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates which are successively three months after the commencement of such Interest Period; and

(iv) in the case of any Loan under any Facility, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Computations of Interest. All computations of interest hereunder shall be made in accordance with section 12.7(b) and (c).

(f) Interest Rate Margins. As used herein the terms “Applicable Prime Rate Margin”, “Applicable Eurocurrency Margin” and “Applicable Commitment Fee Rate” shall mean the particular rate per annum determined by the Administrative Agent in accordance with the Pricing Grid Table which appears below, based on the Borrower’s ratio of Consolidated Total Funded Debt as of the end of each fiscal quarter to Consolidated EBITDA for the Testing Period most recently ended and the following provisions:

(A) Initially, until changed hereunder in accordance with the following provisions, the Applicable Prime Rate Margin for Revolving Loans and Swing Line Loans will be 0.00 basis points per annum, the Applicable Eurocurrency Margin for Revolving Loans will be 100.00 basis points per annum, and the Applicable Commitment Fee Rate shall be 25.00 basis points per annum.

(B) Commencing with the fiscal quarter of the Borrower ended on or nearest to September 30, 2005, and continuing with each fiscal quarter thereafter, the Administrative Agent will determine the Applicable Prime Rate Margin or Applicable Eurocurrency Margin for any Revolving Loan or Swing Line Loan and the Applicable Commitment Fee Rate in accordance with the Pricing Grid Table, based on the Borrower’s ratio of (x) Consolidated Total Funded Debt as of the end of the fiscal quarter, to (y) Consolidated EBITDA for the Testing Period ended on the last day of the fiscal quarter, as identified in such Pricing Grid Table. Changes in the Applicable Prime Rate Margin, Applicable Eurocurrency Margin or Applicable Commitment Fee Rate based upon changes in such ratio shall become effective on the first day of the month following the receipt by the Administrative Agent pursuant to section 8.1(a) or (b) of the financial statements of the Borrower, accompanied by the certificate and calculations referred to in section 8.1(c), demonstrating the computation of such ratio, based upon the ratio in effect at the end of the applicable period covered (in whole or in part) by such financial statements.

(C) Notwithstanding the above provisions, during any period when (1) the Borrower has failed to timely deliver its consolidated financial statements referred to in section 8.1(a) or (b), accompanied by the certificate and calculations referred to in section 8.1(c) or (2) an Event of Default has occurred and is continuing, the Applicable Prime Rate Margin and the Applicable Eurocurrency Margin for Revolving Loans and Swing Line Loans and the Applicable Commitment Fee Rate shall be the highest rate per annum indicated therefor in the Pricing Grid Table, regardless of the Borrower’s ratio of Consolidated Total Debt to Consolidated EBITDA at such time.

(D) Any changes in the Applicable Prime Rate Margin or Applicable Eurocurrency Margin for Revolving Loans or Swing Line Loans and the Applicable Commitment Fee Rate shall be determined by the Administrative Agent in accordance with the above provisions and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent pursuant to this section 2.7(f) shall be conclusive and binding absent manifest error.

PRICING GRID TABLE

(Expressed in Basis Points)

Ratio of Consolidated Total Funded Debt To Consolidated EBITDA	Applicable Prime Rate Margin	Applicable Eurocurrency Margin	Applicable Commitment Fee Rate
Less than 0.50 to 1.00	0	100.00	25.00
Greater than or equal to 0.50 to 1.00 but less than 1.00 to 1.00	0	125.00	25.00
Greater than or equal to 1.00 to 1.00 and less than 1.50 to 1.00	0	150.00	37.50
Greater than or equal to 1.50 to 1.00	50.00	200.00	50.00

(g) Information as to Interest Rates. The Administrative Agent upon determining the interest rate for any Borrowing shall promptly notify the Borrower and the Lenders thereof. If the Administrative Agent is unable to determine the Eurocurrency Rate for any Borrowing of Eurocurrency Loans based on the quotation service referred to in clause (i) of the definition of the term Eurocurrency Rate, it will promptly so notify the Reference Banks and each Reference Bank will furnish the Administrative Agent timely information for the purpose of determining the Eurocurrency Rate for such Borrowing. If any one or more of the Reference Banks shall not timely furnish such information, the Administrative Agent shall determine the Eurocurrency Rate for such Borrowing on the basis of timely information furnished by the remaining Reference Banks.

2.8. Selection and Continuation of Interest Periods. (a) The Borrower shall have the right

(x) at the time it gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or Conversion into, a Borrowing of Eurocurrency Loans, to select in such Notice the Interest Period to be applicable to such Borrowing, and

(y) prior to 12:00 noon (local time at the Notice Office) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing under the Revolving Facility of Eurocurrency Loans, to elect by giving the Administrative Agent written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) to Continue all or the Minimum Borrowing Amount of the principal amount of such Revolving Loans as one or more Borrowings of Eurocurrency Loans and to select the Interest Period to be applicable to any such Borrowing (any such notice, a “Notice of Continuation”), which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period; provided, that notwithstanding anything to the contrary contained above, the Borrower’s right to select an Interest Period or to effect any Continuation shall be subject to the applicable provisions of section 2.9 and to the following:

(i) the initial Interest Period for any Borrowing of Eurocurrency Loans shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) no Interest Period for any Eurocurrency Loan may be selected which would end after the Maturity Date applicable thereto;

(v) each Borrowing resulting from a Continuation shall be in at least the Minimum Borrowing Amount applicable thereto; and

(vi) no Interest Period may be elected at any time when an Event of Default is then in existence unless the Required Lenders otherwise agree.

(b) If upon the expiration of any Interest Period the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurocurrency Loans as provided above, in the case of any such Eurocurrency Loans, the Borrower shall be deemed to have elected to convert such Borrowing to Prime Rate Loans effective as of the expiration date of such current Interest Period.

2.9. Increased Costs, etc. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by section 5.4 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.10. Breakage Compensation. The Borrower shall compensate each applicable Lender, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurocurrency Loans, but excluding loss of margin) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent), a Borrowing of Eurocurrency Loans does not occur on a date specified therefor in a Notice of Borrowing, Notice of Conversion or Notice of Continuation; (ii) if any repayment, prepayment, Conversion or Continuation of any of its Eurocurrency Loans occurs on a date which is not the last day of an Interest Period applicable thereto other than any prepayment made by the Borrower pursuant to section 5.2(g) hereof; (iii) if any prepayment of any Eurocurrency Loans is not made on any date specified in a notice of prepayment given by or on behalf of the Borrower; (v) if the Borrower, pursuant to section 2.11(b) hereof, requires any Lender (other than a Defaulting Lender) to transfer its Eurocurrency Loans on any date other than the last day of the Interest Period or maturity date thereof; or (vi) as a consequence of any other default by the Borrower to repay its Eurocurrency Loans when required by the terms of this Agreement. Such loss, cost, expense and liability to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the interest rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to effect a Borrowing, Conversion or Continuation, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request as soon as practicable but in any event within 10 days after receipt by the Borrower thereof.

2.11. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under section 2.9 or 3.5, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to section 5.4, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to section 2.9, 3.5 or 5.4, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under section 2.9 or 3.5, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to section 5.4, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may at the Borrower’s sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, section 12.4), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in section 12.4;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Outstandings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under section 2.9 or 3.5 or payments required to be made pursuant to section 5.4, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3. LETTERS OF CREDIT

3.1. Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request the Issuing Bank at any time and from time to time on or after the Closing Date and prior to the date that is 60 Business Days prior to the Revolving Maturity Date to issue, for the account of the Borrower or any of its Subsidiaries (the Borrower or any such Subsidiary, a “Letter of Credit Obligor”), and subject to and upon the terms and conditions herein set forth, the Issuing Bank agrees to issue from time to time, Letters of Credit denominated and payable in Dollars in such form as may be approved by the Issuing Bank and the Administrative Agent.

(b) Notwithstanding the foregoing, (i) no Standby Letter of Credit shall be issued, and the Stated Amount of any outstanding Standby Letter of Credit shall not be increased, if after giving effect thereto the Standby Letter of Credit Outstandings would exceed either (x) $20,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding and the Commercial Letter of Credit Outstandings, an amount equal to the Total Revolving Commitment at such time; (ii) no Commercial Letter of Credit shall be issued, and the Stated Amount of any outstanding Commercial Letter of Credit shall not be increased, if after giving effect thereto the Commercial Letter of Credit Outstandings would exceed either (x) $10,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding and the Standby Letter of Credit Outstandings, an amount equal to the Total Revolving Commitment at such time; (iii) no individual Letter of Credit (other than any Existing Letter of Credit) shall be issued which has an initial Stated Amount less than $100,000 unless such lesser Stated Amount is acceptable to the Issuing Bank; and (iv) each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (A) one year from the date of issuance thereof, unless a longer period is approved by the Issuing Bank and Lenders (other than any Defaulting Lender) holding a majority of the Total Revolving Commitment, and (B) 15 Business Days after the Revolving Maturity Date, in each case on terms acceptable to the Administrative Agent and the Issuing Bank. If the Revolving Maturity Date shall occur prior to the expiration of any Letter of Credit, the Borrower shall, at or prior to the Revolving Maturity Date, except as the Administrative Agent may otherwise agree in writing, (i) cause all Letters of Credit which expire after the Revolving Maturity Date to be returned to the Issuing Bank undrawn and marked “canceled” or (ii) if the Borrower is unable to do so in whole or in part, either (x) provide a “back-to-back” letter of credit to one or more Issuing Banks in a form satisfactory to such Issuing Bank and the Administrative Agent (in their sole discretion), issued by a bank satisfactory to such Issuing Bank and the Administrative Agent (in their sole discretion), in an amount equal to the greater of (A) an amount, as determined by the Issuing Bank and the Administrative Agent, equal to the face amount of all outstanding Letters of Credit plus the sum of all projected contractual obligations to the Administrative Agent, the Issuing Bank and the Lenders of the Borrower thereunder through the expiration date(s) of such Letters of Credit, and (B) 105% of the then undrawn stated amount of all outstanding Letters of Credit issued by such Issuing Banks and/or (y) deposit cash with such Issuing Bank in an amount which, together with any amounts then held by such Issuing Bank, is equal to the greater of (A) an amount, as determined by the Issuing Bank and the Administrative Agent, equal to the face amount of all outstanding Letters of Credit plus the sum of all projected contractual obligations to the Administrative Agent, the Issuing Bank and the Lenders through the expiration date(s) of such Letters of Credit, and (B) 105% of the then undrawn stated amount of all Letters of Credit as collateral security for the Borrower’s reimbursement obligations in connection therewith, such cash to be promptly remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of such reimbursement obligations.

(c) Notwithstanding the foregoing, in the event a Lender Default exists, the Issuing Bank shall not be required to issue any Letter of Credit unless either (i) the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ Revolving Facility Percentage of the Letter of Credit Outstandings; or (ii) the issuance of such Letter of Credit, taking into account the potential failure of the Defaulting Lender or Lenders to risk participate therein, will not cause the Issuing Bank to incur aggregate credit exposure hereunder with respect to Revolving Loans and Letter of Credit Outstandings in excess of its Revolving Commitment, and the Borrower has undertaken, for the benefit of the Issuing Bank, pursuant to an instrument satisfactory in form and substance to the Issuing Bank, not to thereafter incur Loans or Letter of Credit Outstandings hereunder which would cause the Issuing Bank to incur aggregate credit exposure hereunder with respect to Revolving Loans and Letter of Credit Outstandings in excess of its Revolving Commitment.

(d) Schedule 3.1(d) hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date that are issued by a bank that is or will become a Lender under this Agreement on the Effective Date (each, an “Existing Letter of Credit”). Each Existing Letter of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of section 3.4(a), on the Closing Date, and the Borrower, the Administrative Agent and the applicable Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to such Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof.

3.2. Letter of Credit Requests: Notices of Issuance. (a) Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Issuing Bank written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice shall be substantially in the form of Exhibit B-3, or transmit by electronic communication (if arrangements for doing so have been approved by the Issuing Bank), prior to 12:00 noon (local time at its Notice Office) at least three Business Days (or such shorter period as may be acceptable to the Issuing Bank) prior to the proposed date of issuance (which shall be a Business Day) (each a “Letter of Credit Request”), which Letter of Credit Request shall include such supporting documents that the Issuing Bank customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). Any such documents executed in connection with the issuance of a Letter of Credit, including the Letter of Credit itself, are herein referred to as “Letter of Credit Documents”. In the event of any inconsistency between any of the terms or provisions of any Letter of Credit Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control. The Administrative Agent shall promptly notify each Lender of each Letter of Credit Request.

(b) The Issuing Bank shall, on the date of each issuance of a Letter of Credit by it, give the Administrative Agent, each applicable Lender and the Borrower written notice of the issuance of such Letter of Credit, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. The Issuing Bank shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by the Issuing Bank and then outstanding and an identification for the relevant period of the daily aggregate Letter of Credit Outstandings represented by Letters of Credit issued by the Issuing Bank.

3.3. Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse (or cause any Letter of Credit Obligor for whose account a Letter of Credit was issued to reimburse) the Issuing Bank, by making payment directly to the Issuing Bank in immediately available funds at the payment office of the Issuing Bank, for any payment or disbursement made by the Issuing Bank under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date on which, the Issuing Bank notifies the Borrower (or any such other Letter of Credit Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Borrower (or such other Letter of Credit Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars, with interest on the amount so paid or disbursed by the Issuing Bank, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the Issuing Bank) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Issuing Bank is reimbursed therefor at a rate per annum which shall be the rate then applicable to Prime Rate Loans (plus an additional 2% per annum if not reimbursed on the date of such payment or disbursement), any such interest also to be payable on demand.

(b) The Borrower’s obligation under this section 3.3 to reimburse, or cause another Letter of Credit Obligor to reimburse, the Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Letter of Credit Obligor may have or have had against the Issuing Bank, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing, provided, however that the Borrower shall not be obligated to reimburse, or cause another Letter of Credit Obligor to reimburse, the Issuing Bank for any wrongful payment made by the Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank.

3.4. Letter of Credit Participations. (a) Immediately upon the issuance by the Issuing Bank of any Letter of Credit (and on the Closing Date with respect to any Existing Letter of Credit), the Issuing Bank shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each a “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Facility Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder, the obligations of the Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the Lenders as provided in section 4.1(b) and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by section 4.1(c)), the obligations of any Letter of Credit Obligor under any Letter of Credit Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing. Upon any change in the Revolving Commitments of the Lenders pursuant to section 12.4(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this section 3.4 to reflect the new Revolving Facility Percentages of the assigning and assignee Lender.

(b) In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability.

(c) In the event that the Issuing Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed (or caused any applicable Letter of Credit Obligor to reimburse) such amount in full to the Issuing Bank pursuant to section 3.3(a), the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank, the amount of such LC Participant’s Revolving Facility Percentage of such payment in Dollars and in same day funds, provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by the Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank. If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the Issuing Bank such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the Issuing Bank, such LC Participant agrees to pay to the Administrative

Agent for the account of the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Issuing Bank at the Federal Funds Effective Rate. The failure of any LC Participant to make available to the Administrative Agent for the account of the Issuing Bank its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Bank its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of the Issuing Bank such other LC Participant’s Revolving Facility Percentage of any such payment.

(d) Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Issuing Bank any payments from the LC Participants pursuant to section 3.4(c) above, the Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant which has paid its Revolving Facility Percentage thereof, in Dollars and in same day funds, an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations, as and to the extent so received.

(e) The obligations of the LC Participants to make payments to the Administrative Agent for the account of the Issuing Bank with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off defense or other right which the Borrower (or any other Letter of Credit Obligor) may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower (or any other Letter of Credit Obligor) and the beneficiary named in any such Letter of Credit), other than any claim which the Borrower (or any other Letter of Credit Obligor which is the account party with respect to a Letter of Credit) may have against the Issuing Bank for gross negligence or willful misconduct of the Issuing Bank in making payment under any applicable Letter of Credit;

(iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default (except if at the time the particular Letter of Credit is issued, the Issuing Bank had actual written notice from a Lender notifying the Issuing Bank that an Event of Default had occurred and was continuing under this Agreement and had not been waived and that any further issuances of any Letters of Credit would not be entitled to the benefit of the participation arrangements provided in this section 3.4, no LC Participant shall be obligated to make payments to the Issuing Bank on account of such Letter of Credit until such time as the Event of Default has been waived).

(f) To the extent the Issuing Bank is not indemnified by the Borrower, the LC Participants will reimburse and indemnify the Issuing Bank, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Issuing Bank in performing its respective duties in any way related to or arising out of its issuance of Letters of Credit, provided that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct.

3.5. Increased Costs. If after the Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Effective Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Issuing Bank or such Lender’s participation therein, or (ii) shall impose on the Issuing Bank or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to the Issuing Bank or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Issuing Bank or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by the Issuing Bank or such Lender (a copy of which notice shall be sent by the Issuing Bank or such Lender to the Administrative Agent), the Borrower shall pay to the Issuing Bank or such Lender such additional amount or amounts as will compensate any the Issuing Bank or such Lender on an after tax basis for such increased cost or reduction. A certificate submitted to the Borrower by the Issuing Bank or any Lender, as the case may be (a copy of which certificate shall be sent by the Issuing Bank or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate the Issuing Bank or such Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this section 3.5. Reference is hereby made to the provisions of section 2.9 for certain limitations upon the rights of the Issuing Bank or Lender under this section.

3.6. Guaranty of Letter of Credit Obligations of Other Letter of Credit Obligors. (a) The Borrower hereby unconditionally guarantees, for the benefit of the Administrative Agent and the Lenders, the full and punctual payment of the Obligations of each other Letter of Credit Obligor under each Letter of Credit Document to which such other Letter of Credit Obligor is now or hereafter becomes a party. Upon failure by any such other Letter of Credit Obligor to pay punctually any such amount, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any applicable Letter of Credit Document.

(b) As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Administrative Agent and the Lenders, that, should any amounts not be recoverable from the Borrower under section 3.6(a) for any reason whatsoever (including, without limitation, by reason of any provision of any Credit Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other Person, at any time, the Borrower as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Lenders and the Administrative Agent, of all such obligations not so recoverable by way of full payment therefor, in such currency and otherwise in such manner as is provided in the Credit Documents.

(c) The obligations of the Borrower under this section shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(i) any extension, renewal, settlement, compromise, waiver or release in respect to any obligation of any other Letter of Credit Obligor under any Letter of Credit Document, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to this Agreement, any Note or any other Credit Document;

(iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under this Agreement, any Note or any other Credit Document or of any other Letter of Credit Obligor under any Letter of Credit Document;

(iv) any change in the corporate existence, structure or ownership of any other Letter of Credit Obligor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Letter of Credit Obligor or its assets or any resulting release or discharge of any obligation of any other Letter of Credit Obligor contained in any Letter of Credit Document;

(v) the existence of any claim, set-off or other rights which the Borrower may have at any time against any other Letter of Credit Obligor, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(vi) any invalidity or unenforceability relating to or against any other Letter of Credit Obligor for any reason of any Letter of Credit Document, or any provision of applicable law or regulation purporting to prohibit the payment by any other Letter of Credit Obligor of any Obligations in respect of any Letter of Credit; or

(vii) any other act or omission to act or delay of any kind by any other Letter of Credit Obligor, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this section, constitute a legal or equitable discharge of the Borrower’s obligations under this section.

(d) The Borrower’s obligations under this section shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Notes and all other amounts payable by the Borrower under the Credit Documents and by any other Letter of Credit Obligor under the Letter of Credit Documents shall have been paid in full. If at any time any payment of any of the Obligations of any other Letter of Credit Obligor in respect of any Letter of Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such other Letter of Credit Obligor, the Borrower’s obligations under this section with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

(e) The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Letter of Credit Obligor or any other Person, or against any collateral or guaranty of any other Person.

(f) Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments of the Lenders hereunder, the Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this section to be subrogated to the rights of the payee against any other Letter of Credit Obligor with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any other Letter of Credit Obligor in respect thereof.

(g) In the event that acceleration of the time for payment of any amount payable by any other Letter of Credit Obligor under any Letter of Credit Document is stayed upon insolvency, bankruptcy or reorganization of such other Letter of Credit Obligor, all such amounts otherwise subject to acceleration under the terms of any applicable Letter of Credit Document shall nonetheless be payable by the Borrower under this section forthwith on demand by the Administrative Agent.

SECTION 4. FEES; COMMITMENTS

4.1. Fees. (a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent fees (“Commitment Fees”) for the account of each Non-Defaulting Lender for the period from and including the

Effective Date to, but not including, the Maturity Date or, if earlier, the date upon which the Total Revolving Commitment has been terminated, computed for each day at a rate per annum equal to the Applicable Commitment Fee Rate for such day on the amount of such Lender’s Revolving Facility Percentage of the Unutilized Total Revolving Commitment for such day. Commitment Fees shall be due and payable in arrears on April 1, July 1, October 1 and January 1 and on the Maturity Date or, if earlier, the date upon which the Total Revolving Commitment has been terminated.

(b) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Non-Defaulting Lender, pro rata on the basis of its Revolving Facility Percentage, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), computed for each day at the rate per annum equal to the Applicable Eurocurrency Margin then in effect for Revolving Loans on the Stated Amount of all Letters of Credit outstanding on such day. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each April 1, July 1, October 1 and January 1 and on the date when the Total Revolving Commitment expires or is terminated and no Letters of Credit remain outstanding. The Borrower also agrees to pay to the Administrative Agent, for the account of each Non-Defaulting Lender which has a Revolving Commitment, pro rata on the basis of its Revolving Facility Percentage, additional Letter of Credit Fees, on demand, at the rate of 200 basis points per annum, on the Stated Amount of each Letter of Credit, for any period when an Event of Default is in existence.

(c) Facing Fees. The Borrower agrees to pay directly to the Issuing Bank a fee in respect of each Letter of Credit issued by it (a “Facing Fee”), computed for each day at the rate of 1/8 of 1% per annum on the Stated Amount of such Letter of Credit issued by the Issuing Bank which is outstanding on such day. The Facing Fee shall be paid on the date of issuance of each Letter of Credit and annually on each anniversary thereafter.

(d) Additional Charges of Issuing Bank. The Borrower agrees to pay directly to the Issuing Bank upon each issuance of, drawing under, and/or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such issuance, drawing, amendment, extension, renewal or transfer be the administrative or processing charge which the Issuing Bank is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(e) Other Fees. The Borrower shall pay to the Administrative Agent and/or the Lead Arranger, on the Effective Date and thereafter, for its or their own account and/or for distribution to the Lenders, such fees as have heretofore been agreed by the Borrower and the Administrative Agent in writing.

(f) Computations of Fees. All computations of Fees shall be made in accordance with section 12.7(c).

4.2. Voluntary Termination/Reduction of Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to:

(a) terminate the Total Revolving Commitment, provided that (i) all outstanding Loans are contemporaneously prepaid in accordance with section 5.1, and (ii) either (A) no Letters of Credit remain outstanding, or (B) the Borrower shall contemporaneously either (x) cause all outstanding Letters of Credit to be surrendered for cancellation, or (y) the Borrower shall pay to the Collateral Agent an amount in cash and/or Cash Equivalents equal to 103% of the Letter of Credit Outstandings and the Collateral Agent shall hold such payment as security for the reimbursement obligations of the Borrower and the other Letter of Credit Obligors in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Collateral Agent, the Issuing Bank and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Collateral Agent, the Issuing Bank and the Borrower until the proceeds are applied to the secured obligations);

(b) partially and permanently reduce the Total Revolving Commitment, provided that:

(i) any such reduction shall apply to proportionately and permanently reduce the Revolving Commitment of each of the Lenders;

(ii) any partial reduction of the Total Revolving Commitment pursuant to this section 4.2(b) shall be in the amount of at least $5,000,000 (or, if greater, in integral multiples of $1,000,000);

(iii) the Total Revolving Commitment as so reduced shall be at least $50,000,000; and

(iv) after giving effect to any such partial reduction of the Total Revolving Commitment, (x) the Total Revolving Commitment then in effect shall exceed the aggregate of the Swing Line Commitment then in effect by at least $25,000,000, (y) the resulting Total Revolving Commitment shall exceed the outstanding Swing Line Loans, if any, by at least $25,000,000 and (z) the resulting Total Revolving Commitment shall exceed the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding plus (y) the aggregate Letter of Credit Outstandings at such time by at least $25,000,000.

(c) partially and permanently reduce the Swing Line Commitment, provided that any partial reduction of the Unutilized Swing Line Commitment pursuant to this section 4.2(c) shall be in the amount of at least $1,000,000 (or, if greater, in integral multiples of $1,000,000).

4.3. Mandatory Adjustments of Commitments, etc. (a) The Total Revolving Commitment (and the Revolving Commitment of each Lender) shall terminate on the earlier of (x) the Maturity Date and (y) the date on which a Change of Control occurs.

(b) The Swing Line Commitment shall terminate on the earlier of (x) the Maturity Date and (y) the date on which a Change of Control occurs.

(c) The Total Revolving Commitment shall be permanently reduced, without premium or penalty, at the time that any mandatory prepayment of Revolving Loans would be made pursuant to section 5.2(e), (f), (g) or (h) as if Revolving Loans were then outstanding in the full amount of the Total Revolving Commitment, in an amount equal to the required prepayment of principal of Revolving Loans which would be required to be made in such circumstance. Any such required reduction shall apply to proportionately and permanently reduce the Revolving Commitment of each of the Lenders. The Borrower will provide at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), of any reduction of the Total Revolving Commitment pursuant to this section 4.3(c), specifying the date and amount of the reduction.

SECTION 5. PAYMENTS

5.1. Voluntary Prepayments. The Borrower shall have the right to prepay any of its Loans, in whole or in part, without premium or penalty, from time to time, but only on the following terms and conditions:

(a) Notices: the Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurocurrency Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Administrative Agent by

(i) 11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurocurrency Loans, or

(ii) 11:00 A.M. (local time at the Notice Office) on the date of such prepayment, in the case of any prepayment of Prime Rate Loans,

and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders;

(b) Partial Prepayments of Revolving Borrowing: in the case of prepayment of a Borrowing under the Revolving Facility, each partial prepayment of such Borrowing shall be in an aggregate principal amount of at least $2,500,000 or an integral multiple of $500,000 in excess thereof, in the case where such Borrowing consists of Prime Rate Loans, and at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof, in the case where such Borrowing consists of Eurocurrency Loans;

(c) Partial Prepayment of Swing Line Borrowing: in the case of prepayment of a Borrowing under the Swing Line Facility, each partial prepayment of such Borrowing shall be in an aggregate principal amount of at least $100,000 or an integral multiple of $50,000 in excess thereof;

(d) Minimum Borrowing Amount After Partial Prepayment: no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(e) Prepayments to be Applied Pro Rata: each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and

(f) Breakage Compensation: each prepayment of Eurocurrency Loans pursuant to this section 5.1 on any date other than the last day of the Interest Period applicable thereto, in the case of Eurocurrency Loans shall be accompanied by any amounts payable in respect thereof under section 2.10.

5.2. Scheduled Repayments and Mandatory Prepayments. The Loans shall be subject to mandatory repayment or prepayment in accordance with the following provisions:

(a) Scheduled Repayments of Loans. The Borrower shall repay the entire principal amount outstanding of any Revolving Loans on the Maturity Date.

(b) Mandatory Prepayment—If Outstanding Revolving Loans, Swing Line Loans and Letter of Credit Outstandings Exceed Total Revolving Commitment. If on any date (after giving effect to any other payments on such date) the sum of (i) the aggregate outstanding principal amount of Revolving Loans plus (ii) the aggregate outstanding principal amount of Swing Line Loans plus (iii) the aggregate amount of Letter of Credit Outstandings, exceeds the Total Revolving Commitment as then in effect, then the Borrower shall prepay on such date that principal amount of Swing Line Loans and, after Swing Line Loans have been paid in full, Revolving Loans, and after Revolving Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Loans to the requirements as to the amounts of partial prepayments which are contained in section 5.1. If, after giving effect to the prepayment of Swing Line Loans, Revolving Loans and Unpaid Drawings, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect, then the Borrower shall pay to the Collateral Agent an amount in cash and/or Cash Equivalents equal to such excess and the Collateral Agent shall hold such payment as security for the reimbursement obligations of the Borrower and other Letter of Credit Obligors in respect of Letters of Credit pursuant to a cash collateral agreement or other appropriate documentation to be entered into in form and substance reasonably satisfactory to the Collateral Agent, the Issuing Bank and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Collateral Agent, the Issuing Bank and the Borrower until the proceeds are applied to the secured obligations).

(c) Mandatory Prepayment—If Swing Line Loans Exceed Unutilized Total Revolving Commitment. If on any date (after giving effect to any other payments on such date) the aggregate outstanding principal amount of Swing Line Loans exceeds the Unutilized Total Revolving Commitment as then in effect, the Borrower shall prepay on such date Swing Line Loans in an aggregate principal amount at least equal to such excess and conforming in the case of partial prepayments of Swing Line Loans to the requirements as to the amounts of partial prepayments which are contained in section 5.1.

(d) Mandatory Prepayment—If Swing Line Loans Exceed Swing Line Commitment. If on any date (after giving effect to any other payments on such date) the aggregate outstanding principal amount of Swing Line Loans exceeds the Swing Line Commitment as then in effect, the Borrower shall prepay on such date Swing Line Loans in an aggregate principal amount at least equal to such excess and conforming in the case of partial prepayments of Loans to the requirements as to the amounts of partial prepayments which are contained in section 5.1.

(e) Mandatory Prepayment—Certain Proceeds of Asset Sales. If during any fiscal year of the Borrower, the Borrower and its Subsidiaries have received cumulative Cash Proceeds during such fiscal year from one or more Asset Sales of at least $25,000,000 (“Annual Asset Sale Basket”), not later than the fifth Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount, conforming to the requirements as to the amount of partial prepayments contained in section 5.1, at least equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale, shall be applied as a mandatory prepayment of principal of first, Swing Line Loans, second, after all Swing Line Loans have been paid in full, Unpaid Drawings, and third, after all Unpaid Drawings have been paid in full, Revolving Loans; provided, that if (A) no Event of Default shall have occurred and be continuing and (B) the Borrower notifies the Administrative Agent of the amount and nature thereof and of its intention to reinvest all or a portion of such Net Cash Proceeds in assets used or useful within 365 days, then no such prepayment shall be required to the extent of the amount of such Net Cash Proceeds as to which the Borrower so indicates such reinvestment will take place. If at the end of any such 365 day period any portion of such Net Cash Proceeds has not been so reinvested, the Borrower will promptly (and in any event within five Business Days) make a prepayment of the principal in an amount equal to the portion of the Net Cash Proceeds which has not been reinvested of first, Swing Line Loans, second, after all Swing Line Loans have been paid in full, Unpaid Drawings, and third, after all Unpaid Drawings have been paid in full, Revolving Loans. Notwithstanding the foregoing, if any Event of Default occurs after the date the Borrower receives any such Cash Proceeds from any Asset Sale, 100% of the Net Cash Proceeds received in excess of the Annual Asset Sale Basket (to the extent not reinvested prior to such Event of Default) in any fiscal year from any Asset Sales, shall be applied as a mandatory prepayment of principal of first, Swing Line Loans, second, after all Swing Line Loans have been paid in full, Unpaid Drawings, and third, after all Unpaid Drawings have been paid in full, Revolving Loans.

(f) Mandatory Prepayment—Certain Proceeds of Debt Securities. Not later than the Business Day following the date of the receipt by the Borrower or any Subsidiary of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any issuance of Indebtedness by the Borrower or any Subsidiary after the Closing Date other than as permitted by section 9.4, the Borrower will prepay the principal of first, Swing Line Loans, second, after all Swing Line Loans have been paid in full, Unpaid Drawings, and third, after all Unpaid Drawings have been paid in full, Revolving Loans, in an amount which is not less than (x) 100% of such net proceeds, or (y) if less, an amount equal to the then aggregate outstanding principal amount of the outstanding Loans, if any.

(g) Mandatory Prepayment—Certain Proceeds of an Event of Loss. If during any fiscal year of the Borrower, the Borrower and its Subsidiaries have received cumulative Net Cash Proceeds during such fiscal year from one or more Events of Loss of at least $25,000,000 (“Annual Event of Loss Basket”), then if (A) no Event of Default has occurred and is continuing and (B) the Borrower notifies the Administrative Agent in writing that it intends to rebuild or restore the affected property, and that such rebuilding or restoration is projected to be accomplished within 365 days of the receipt of such Net Cash Proceeds and other funds available to the Borrower, then no such prepayment of the Loans shall be required if the Borrower actually applies such Net Cash Proceeds to the costs of rebuilding, replacing, repairing or restoration of the affected property within such 365 day period. If at the end of any such 365 day period any portion of such Net Cash Proceeds has not been so reinvested, the Borrower will promptly (and in any event within five Business Days) make a prepayment of the principal in an amount equal to the portion of the Net Cash Proceeds which has not been reinvested of first, Swing Line Loans, second, after all Swing Line Loans have been paid in full, Unpaid Drawings, and third, after all Unpaid Drawings have been paid in full, Revolving Loans. Notwithstanding the foregoing, if any Event of Default occurs after the date the Borrower receives any such Cash Proceeds from any Event of Loss, 100% of the Net Cash Proceeds received in excess of the Annual Event of Loss Basket (to the extent not applied to the costs of rebuilding, replacing, repairing or restoring the affected property prior to such Event of Default) in any fiscal year from any Events of Loss, shall be applied as a mandatory prepayment of principal of first, Swing Line Loans, second, after all Swing Line Loans have been paid in full, Unpaid Drawings, and third, after all Unpaid Drawings have been paid in full, Revolving Loans.

(h) Mandatory Prepayment—Change of Control. On the date of which a Change of Control occurs, notwithstanding anything to the contrary contained in this Agreement, no further Borrowings shall be made and the then outstanding principal amount of all Loans, if any, and other Obligations, shall become due and payable and shall be prepaid in full, together with accrued interest and Fees and the Borrower shall contemporaneously either (i) cause all outstanding Letters of Credit to be surrendered for cancellation, or (ii) the Borrower shall pay to the Collateral Agent an amount in cash and/or Cash Equivalents equal to 103% of the Letter of Credit Outstandings and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the Borrower and the other Letter of Credit Obligors in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Collateral Agent, the Issuing Bank and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Collateral Agent, the Issuing Bank and the Borrower until the proceeds are applied to the secured obligations).

(i) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans required by this section 5.2, the Borrower shall designate the Types of Loans which are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made, provided that (i) the Borrower shall first so designate all Loans that are Prime Rate Loans and Eurocurrency Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurocurrency Loans for repayment or prepayment, (ii) if the outstanding principal amount of Eurocurrency Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall be Converted into Prime Rate Loans, and (iii) each repayment and prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under section 2.10. Any repayment or prepayment of Eurocurrency Loans pursuant to this section 5.2 (other than section 5.2(g)) shall in all events be accompanied by such compensation as is required by section 2.10.

5.3. Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Lenders entitled thereto, not later than 12:00 noon (local time at the Payment Office) on the date when due and shall be made at the Payment Office in immediately available funds and in lawful money of the United States of America, at the Payment Office, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 12:00 noon (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder and an Event of Default is not then in existence, such funds shall be applied (i) first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and (ii) second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

5.4. Net Payments; Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section) the Administrative Agent, Lender or the Issuing

Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881 (c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans, and of the Issuing Bank to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a) Effectiveness; Notes. On or prior to the Closing Date, (i) the Effective Date shall have occurred and (ii) if requested by any Lender, there shall have been delivered to the Administrative Agent for the account of each Lender each appropriate Note executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein.

(b) Fees, etc. The Borrower shall have paid or caused to be paid all fees required to be paid by it on or prior to such date pursuant to section 4.1 hereof and all reasonable fees and expenses of the Lead Arranger and the Administrative Agent and of special counsel to the Administrative Agent which have been invoiced on or prior to such date in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby.

(c) Other Credit Documents. The Credit Parties named therein shall have duly executed and delivered and there shall be in full force and effect, and original counterparts shall have been delivered to the Administrative Agent, of (i) the Subsidiary Guaranty and (ii) the Pledge Agreement, together with all stock certificates, stock powers and other documents required to be delivered to the Collateral Agent pursuant to the Pledge Agreement.

(d) Charter and By-Laws, Good Standing. The Administrative Agent shall have received: (i) a copy of the certificate or articles of incorporation of the Borrower and each other Credit Party, including any amendments or restatements thereof, certified as of a recent date by the Secretary of State or other governmental official of the jurisdiction of its formation; (ii) a copy of the By-Laws or equivalent governing documents of the Borrower and each other Credit Party, certified as true, correct and in full force and effect by the Secretary or an Assistant Secretary of such Credit Party; and (iii) a copy of a certificate of good standing for the Borrower and each other Credit Party, issued as of a recent date by the Secretary of State or other governmental official of the jurisdiction of its formation.

(e) Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors (or the equivalent) of the Borrower and each other Credit Party approving this Agreement and all other Credit Documents and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by the Borrower and each other Credit Party of this Agreement.

(f) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each other Credit Party, certifying the names and true signatures of the officers of the Borrower or such other Credit Party, as the case may be, authorized to sign the Credit Documents to which the Borrower or such other Credit Party is a party and the other documents which may be executed and delivered in connection herewith.

(g) Opinion of Counsel. On the Closing Date, the Administrative Agent shall have received an opinion, addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, from Bryan Cave LLP, special counsel to the Borrower, covering such matters incident to the transactions contemplated hereby as the Administrative Agent may reasonably request, such opinion to be in form and substance satisfactory to the Administrative Agent.

(h) Borrower’s Closing Certificate. On the Closing Date the Administrative Agent shall have received a certificate, dated the Closing Date, of an Authorized Officer of the Borrower to the effect that, at and as of the Closing Date and both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof, (i) the Borrower is in compliance with all of the covenants contained in sections 8 and 9 of this Agreement, (ii) no Default or Event of Default has occurred or is continuing, and (iii) all representations and warranties of the Credit Parties contained herein or in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that as to any such representations and warranties which expressly relate to an earlier specified date, such representations and warranties are only represented as having been true and correct in all material respects as of the date when made.

(i) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Administrative Agent and the Lenders and the Administrative Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel may reasonably request.

(j) Absence of Litigation. There shall not be any action, suits or proceedings pending or threatened with respect to the Borrower or its Subsidiaries (i) that have, or would reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Credit Documents, or of any action to be taken by the Borrower or any of the Credit Parties pursuant to any of the Credit Documents.

(k) No Other Material Indebtedness. The Borrower shall have provided evidence in form and substance satisfactory to the Administrative Agent that (i) the Existing Credit Agreements, the commitments thereunder and all security interests, pledges and mortgages granted in connection therewith have been terminated or released, as applicable, and all loans and other obligations thereunder have been repaid and satisfied in full and (ii) the Borrower has been released from its obligations under the Reimbursement Agreement and the Security Documents (as defined in the Reimbursement Agreement) and such agreements have been terminated and the security interests granted thereunder have been released. The Borrower shall have no other material Indebtedness (or commitments for additional Indebtedness) outstanding, other than as permitted by section 9.4.

(l) Financial Statements; Projections. The Administrative Agent shall have received the following financial statements and information: (a) audited consolidated balance sheets of the Borrower as of December 31, 2004 and the related audited consolidated statements of operations and cash flows of the Borrower for each of the twelve-month periods ended December 31, 2002, December 31, 2003 and December 31, 2004, (b) unaudited consolidated balance sheet of the Borrower as of March 31, 2005 and the related unaudited consolidated statement of operations and cash flows of the Borrower for the three-month period ended March 31, 2005, and (c) projected financial statements (including balance sheets and income statements, and cash flows) (the “Financial Projections”) of the Borrower and its Subsidiaries for the three-year period ending December 31, 2007; all of the foregoing to be in form and substance satisfactory to the Lead Arranger.

(m) Solvency Certificate. The Administrative Agent shall have received a duly executed solvency certificate substantially in the form attached hereto as Exhibit D and such certificate shall be satisfactory in form and substance to each of the Lenders.

(n) Delivery of Collateral, Taxes, etc. All collateral items required to be physically delivered to the Collateral Agent under the Pledge Agreement shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issue and delivery of the Notes shall have been paid in full.

(o) Evidence of Insurance. The Collateral Agent shall have received certificates of insurance and other evidence, satisfactory to it, of compliance with the insurance requirements of this Agreement.

(p) Search Reports. The Administrative Agent shall have received completed requests for information on Form UCC-11, or search reports from one or more commercial search firms acceptable to the Administrative Agent, listing all of the effective financing statements filed against the Borrower and its Domestic Subsidiaries in any jurisdiction in which such person maintains or maintained an office or in which any assets of such person is located, together with copies of such financing statements.

(q) Approvals, etc. The Administrative Agent shall have received evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by each Credit Party of the Credit Documents have been duly obtained and are in full force and effect.

(r) Material Adverse Effect. As of the Closing Date, no condition or event shall have occurred since December 31, 2004 that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(s) Maximum Outstandings. As of the Closing Date (giving effect to all Borrowings to be made on such date), the sum of the (i) aggregate outstanding principal amount of Revolving Loans, plus (ii) the aggregate amount of Letter of Credit Outstandings, plus (iii) the aggregate outstanding principal amount of Swing Line Loans shall not exceed $100,000,000.

(t) Other Documents. The Administrative Agent shall have received such other certificates, documents and agreements respecting the Credit Parties as the Administrative Agent may, in its reasonable discretion, request.

The Administrative Agent shall notify the Lenders at such time as the conditions precedent set forth in this section 6.1 have been met.

6.2. Conditions Precedent to All Credit Events. The obligations of the Lenders to make each Loan and/or of the Issuing Bank to issue each Letter of Credit is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Notice of Borrowing, etc. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of section 2.3 with respect to the incurrence of Loans or a Letter of Credit Request meeting the requirement of section 3.2 with respect to the issuance of a Letter of Credit.

(b) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Lenders that all of the applicable conditions specified in section 6.1 and/or 6.2, as the case may be, have been satisfied as of the times referred to in sections 6.1 and 6.2. All of the certificates, legal opinions and other documents and papers referred to in this section 6, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Administrative Agent and the Lenders and, except for the Notes, in sufficient counterparts for the Administrative Agent and the Lenders, and the Administrative Agent will promptly distribute to the Lenders their respective Notes and the copies of such other certificates, legal opinions and documents.

SECTION 7. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, and/or to issue and/or to participate in the Letters of Credit provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

7.1. Corporate Status, etc. Each of the Borrower and its Subsidiaries (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect.

7.2. Subsidiaries. Schedule 7.2 hereto lists, as of the date hereof, each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein).

7.3. Corporate Power and Authority, etc. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is party. Each Credit Party has duly executed and delivered each Credit Document to which it is party and each Credit Document to which it is party constitutes the legal, valid and binding agreement or obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.4. No Violation. Neither the execution, delivery and performance by any Credit Party of the Credit Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality applicable to such Credit Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the material property or assets of such Credit Party pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other material agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, which in any event has not been waived on or prior to the date hereof, or (iii) will violate any provision of the certificate or articles of incorporation, code of regulations or by-laws, or other charter documents of such Credit Party.

7.5. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party, or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which any Credit Party is a party, except for the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

7.6. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries (i) that have, or would reasonably be expected to have, a Material Adverse Effect, or (ii) which question the validity or enforceability of any of the Credit Documents, or of any action to be taken by the Borrower or any of the other Credit Parties pursuant to any of the Credit Documents.

7.7. Use of Proceeds; Margin Regulations. (a) The use of proceeds of any Borrowing shall be utilized to support working capital needs, to refinance existing Indebtedness under the Existing Credit Agreements (in the case of Borrowings on the Closing Date), to finance capital expenditures and otherwise be utilized for lawful purposes not inconsistent with the requirements of this Agreement.

(b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

7.8. Financial Statements, etc. (a) The audited consolidated balance sheets of the Borrower as of December 31, 2003 and 2004 and the audited consolidated statements of operations and cash flows for the fiscal years ended December 31, 2002, 2003 and 2004 were prepared in accordance with Regulation S-X and fairly present, in accordance with GAAP, the consolidated financial position of the Borrower as of each such date and its consolidated results of operations for each such period. The Borrower and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans hereunder and other than as reflected in the Borrower’s financial statements on Form 10-Q for the three months ended March 31, 2005 (subject to the absence of footnotes and normal year-end audit adjustments), any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries.

(b) The Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent and the Lenders. The Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and the Borrower, as of the Closing Date, owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower’s debts; and the Borrower is not entering into the Credit Documents with the intent to hinder, delay or defraud its creditors. For purposes of this section 7.8(b), “debt” means any liability on a claim, and “claim” means (x) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(c) The Borrower has delivered or caused to be delivered to the Administrative Agent prior to the execution and delivery of this Agreement (i) a copy of the Borrower’s Report on Form 10-K as filed (without Exhibits) with the SEC for its fiscal year ended December 31, 2004, which contains a general description of the business and affairs of the Borrower and its Subsidiaries and (ii) the Financial Projections. The Financial Projections were prepared on behalf of the Borrower in good faith after taking into account historical levels of business activity of the Borrower and its Subsidiaries, historical financial information, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Borrower and its Subsidiaries to be pertinent thereto; provided the Financial Projections are not to be viewed as a fact and actual results during the period or periods covered by the Financial Projections may differ from such Financial Projections and the differences may be material. The Financial Projections were considered by the management of the Borrower, as of such date of preparation, to be reasonable and attainable; provided, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Borrower’s projected consolidated results as set forth in the Financial Projections will actually be realized. No facts are known to the Borrower at the Closing Date which, if reflected in the Financial Projections, would result in a Material Adverse Effect.

7.9. No Material Adverse Change. Since December 31, 2004, there has been no change in the condition, business, affairs or prospects of the Borrower and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

7.10. Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. The Borrower and each of its Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. The Borrower knows of no proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrower and its Subsidiaries have made, would reasonably be expected to have a Material Adverse Effect.

7.11. Title to Properties, etc. The Borrower and each of its Subsidiaries has good and marketable title, in the case of real property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens. The interests of the Borrower and each of its Subsidiaries in the properties reflected in the most recent balance sheet referred to in section 7.8, taken as a whole, were sufficient, in the judgment of the Borrower, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Borrower and such Subsidiaries.

7.12. Lawful Operations, etc. The Borrower and each of its Subsidiaries: (i) holds all necessary federal, state and local governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business; and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether federal, state or local, that are applicable to it, its operations, or its properties and assets, including without limitation, applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.13. Environmental Matters. (a) The Borrower and each of its Subsidiaries is in compliance with all Environmental Laws governing its business, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any Environmental Laws, and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of the Borrower, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Borrower or any of its Subsidiaries or on any property adjacent to any such Real Property, that are known by the Borrower or as to which the Borrower or any such Subsidiary has received written notice, that would reasonably be expected: (i) to form the basis of an Environmental Claim against the

Borrower or any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Borrower or any of its Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.

7.14. Compliance with ERISA. Compliance by the Borrower and each of its Subsidiaries with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or section 4975 of the Code. The Borrower and each of its Subsidiaries, (i) has fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, (ii) has satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which termination or Reportable Event will or could result in the termination of such Plan, Multiemployer Plan or Multiple Employer Plan or give rise to a material liability of the Borrower or any ERISA Affiliate in respect thereof. Neither the Borrower nor any ERISA Affiliate is at the date hereof, or has been at any time within the 2 years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has any contingent liability exceeding $2,000,000 with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as identified on Schedule 7.14.

7.15. Intellectual Property, etc. The Borrower and each of its Subsidiaries has obtained or has the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts, which in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

7.16. Investment Company Act, etc. Neither the Borrower nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Federal Power Act, as amended, the Public Utility Holding Company Act of 1935, as amended, or any applicable state public utility law.

7.17. Existing Indebtedness. Schedule 7.17 sets forth a true and complete list, as of the date or dates set forth therein, of all Indebtedness of the Borrower and each of its Subsidiaries and which will be outstanding on the Closing Date after giving effect to any Borrowing hereunder which is expected to be made on the Closing Date, other than the Indebtedness created under the Credit Documents (all such Indebtedness, the “Existing Indebtedness”).

7.18. Burdensome Contracts; Labor Relations. Neither the Borrower nor any of its Subsidiaries (i) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (ii) is subject to any material strike, slow down, workout or other concerted interruptions of operations by employees of the Borrower or any Subsidiary, whether or not relating to any labor contracts, (iii) is subject to any significant pending or, to the knowledge of the Borrower, threatened, unfair labor practice complaint, before the National Labor Relations Board, (iv) is subject to any significant pending or, to the knowledge of the Borrower, threatened, grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement, or (v) is, to the knowledge of the Borrower, involved or subject to any union representation organizing or certification matter with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in any of the above clauses), for such matters as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The hours worked by and payment made to employees of each Credit Party and their Subsidiaries comply with the Fair Labor Standards Act, if applicable, and each other federal, local, State and foreign law applicable to such matters except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

7.19. Security Interests. Until terminated in accordance with the terms thereof, each of the Security Documents creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Collateral Agent for the benefit of the Secured Creditors referred to in the Security Documents, superior to and prior to the rights of all third Persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.

7.20. Insurance. The Borrower and each of its Subsidiaries maintains insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards.

7.21. Anti-Terrorism Law Compliance. Neither the Borrower nor any of its Subsidiaries is in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or the Issuing Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

7.22. True and Complete Disclosure. All information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in section 7.8), is, and all other such information (taken as a whole) hereafter furnished by or on behalf of such Person in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of financial projections prepared by the Borrower is only represented herein as being based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

7.23. No Cross Default. No default or event of default exists, or will exist immediately after the making of any Loan or any Credit Event, under any documents evidencing any Existing Indebtedness.

SECTION 8. AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Effective Date and thereafter so long as this Agreement is in effect and until such time as the Total Commitment has been terminated, no Notes or Letters of Credit remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Credit Documents, have been paid in full:

8.1. Reporting Requirements. The Borrower will furnish to the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, the consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of retained earnings and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Borrower, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization). Notwithstanding the foregoing, Borrower shall not be required to deliver such financial statements to the extent Borrower files such financial statements with the SEC within the specified time period.

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income, of retained earnings and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Borrower by the Chief Financial Officer or other Authorized Officer, subject to changes resulting from normal year-end audit adjustments. Notwithstanding the foregoing, Borrower shall not be required to deliver such financial statements to the extent Borrower files such financial statements with the SEC within the specified time period.

(c) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in sections 8.1(a) and (b), a certificate on behalf of the Borrower of the Chief Financial Officer or other Authorized Officer to the effect that, to the best knowledge of the Borrower, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Borrower proposes to take with respect thereto, which certificate shall set forth the calculations required to establish compliance with the provisions of sections 9.7 and 9.8 of this Agreement, and in the event the compliance with any such covenant is being calculated on a Pro Forma Basis, such certificate shall contain a certification that the financial items presented on a Pro Forma Basis have been derived in accordance with the definition of Pro Forma Basis and the relevant assumptions made in such determination.

(d) Budgets and Forecasts. Not later than 60 days following the commencement of any fiscal year of the Borrower and its Subsidiaries, a consolidated budget in reasonable detail, as customarily prepared by management for its internal use, setting forth the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries for the period covered thereby.

(e) Notice of Default, Litigation or Certain Matters Involving Major Customers or Suppliers. Promptly, and in any event within three Business Days, in the case of clause (i) below, or five Business Days, in the case of clause (ii) or (iii) below, after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of

(i) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto,

(ii) the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against the Borrower or any of its Subsidiaries, if the same would reasonably be expected to have a Material Adverse Effect, and

(iii) if the same would reasonably be expected to have a Material Adverse Effect, any significant adverse change in the Borrower’s or any Subsidiary’s relationship with, or any significant event or circumstance which is in the Borrower’s reasonable judgment likely to adversely affect the Borrower’s or any Subsidiary’s relationship with, (A) any customer (or related group of customers) representing more than 10% of the Borrower’s consolidated revenues during its most recent fiscal year, or (B) any supplier which is material to the operations of the Borrower and its Subsidiaries considered as an entirety.

(f) ERISA. Promptly, and in any event within 10 days after any Authorized Officer, any Subsidiary of the Borrower or any ERISA Affiliate knows of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate on behalf of the Borrower of an Authorized Officer setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:

(i) that a Reportable Event has occurred with respect to any Plan;

(ii) the institution of any steps by the Borrower, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan;

(iii) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Plan if such withdrawal would give rise to a material liability of the Borrower;

(iv) the institution of any steps by the Borrower or any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $5,000,000;

(v) a non-exempt “prohibited transaction” within the meaning of section 406 of ERISA in connection with any Plan;

(vi) that a Plan has an Unfunded Current Liability exceeding $70,000,000;

(vii) any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement welfare liability; or

(viii) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

(g) Environmental Matters. Promptly upon, and in any event within five Business Days after, an officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters: (i) any pending or threatened material Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by the Borrower or any of its Subsidiaries that (A) results in material noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, the Borrower’s or such Subsidiary’s response thereto and the potential exposure in dollars of the Borrower and its Subsidiaries with respect thereto.

(h) Annual and Quarterly Reports, Proxy Statements and other Reports Delivered to Stockholders Generally. Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that the Borrower furnishes to its stockholders generally, except to the extent such materials were filed with the SEC.

(i) Other Information. With reasonable promptness, such other information or documents (financial or otherwise) relating to the Borrower or any of its Subsidiaries as the Administrative Agent may reasonably request from time to time.

8.2. Books, Records and Inspections. (a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower or such Subsidiaries, as the case may be, in accordance with GAAP.

(b) The Borrower will permit officers and designated representatives of the Administrative Agent or the Collateral Agent to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever’s possession (but only to the extent the Borrower or such Subsidiary has the right to do so to the extent in the possession of another Person), to examine the books of account, records, reports and other papers of the Borrower and any of its Subsidiaries, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any (and by this provision the Borrower authorizes such independent accountants and actuaries to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries), all at such reasonable times and intervals and to such reasonable extent, and with reasonable prior notice, as the Administrative Agent or the Collateral Agent may request. The Administrative Agent and the Collateral Agent may (at their own initiative), and shall (if so instructed by the Required Lenders), exercise their rights under this section 8.2(b) from time to time. In any event, the Administrative Agent and the Collateral Agent will promptly furnish the Lenders with copies of any material documentation obtained by them during the course of any inspection, examination or discussions pursuant to this section 8.2(b). If any Lender requests copies of any other documentation so obtained by the Administrative Agent or the Collateral Agent, the Administrative Agent or the Collateral Agent, as applicable, will promptly furnish copies thereof to all of the Lenders. At any time during which an Event of Default has occurred and is continuing, a representative from each Lender may accompany the officers or representatives of the Administrative Agent or the Collateral Agent on such inspections.

8.3. Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrower and its Subsidiaries at the date hereof, and (ii) forthwith upon the Administrative Agent’s written request (which the Administrative Agent may make on its own initiative and shall make if so requested by the Required Lenders), furnish to the Administrative Agent (who shall promptly distribute copies to the Lenders) such information about such insurance as the Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent and certified by an Authorized Officer.

(b) If the Borrower or any of its Subsidiaries shall fail to maintain all insurance in accordance with this section 8.3, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Administrative Agent and/or the Collateral Agent shall have the right (but shall be under no obligation), upon prior written notice to the Borrower, to procure such insurance and the Borrower agrees to reimburse the Administrative Agent or the Collateral Agent, as the case may be, on demand, for all costs and expenses of procuring such insurance.

8.4. Payment of Taxes and Claims. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP; and provided, further, that the

Borrower will not be considered to be in default of any of the provisions of this sentence if the Borrower or any Subsidiary fails to pay any such amount which, individually or in the aggregate, is immaterial. Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. sections 206-207) and any comparable provisions of applicable law.

8.5. Corporate Franchises. The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority, provided that nothing in this section 8.5 shall be deemed to prohibit (i) any transaction permitted by section 9.2; (ii) the termination of existence of any Subsidiary if (A) the Borrower determines that such termination is in its best interest and (B) such termination is not adverse in any material respect to the Lenders; or (iii) the loss of any rights, authorities or franchises if the loss thereof, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.6. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be, in good repair, working order and condition, ordinary wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements, thereto, to the extent and in the manner customary for companies in similar businesses, except where the failure to so maintain or repair such properties or equipment would not reasonably be expected to have a Material Adverse Effect.

8.7. Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply, in all respects, with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not have, and which would not be reasonably expected to have, a Material Adverse Effect.

8.8. Compliance with Environmental Laws. Without limitation of the covenants contained in section 8.7 hereof,

(a) The Borrower will comply, and will cause each of its Subsidiaries to comply, in all respects, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and an adverse outcome in such proceedings is not reasonably expected to have a Material Adverse Effect.

(b) The Borrower will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws which are not permitted under section 9.3.

(c) Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except for such noncompliance as would not have, and which would not be reasonably expected to have, a Material Adverse Effect.

(d) If required to do so under any applicable order of any governmental agency, the Borrower will undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all governmental authorities, except to the extent that the Borrower or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

(e) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time after the Lenders receive notice under section 8.1(g) for any Environmental Claim involving potential expenditures by the Borrower or any of its Subsidiaries in excess of $5,000,000 in the aggregate for any Real Property, the Borrower will provide, at its sole cost and expense, an environmental site assessment report concerning any such Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or a remedial action in connection with any Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, and the Borrower shall grant and hereby grants, to the Administrative Agent and the Lenders and their agents, access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower’s expense.

8.9. Fiscal Years, Fiscal Quarters. If the Borrower shall change any of its or any of its Subsidiaries’ fiscal years or fiscal quarters (other than the fiscal year or fiscal quarters of a Person which becomes a Subsidiary, made at the time such Person becomes a Subsidiary to conform to the Borrower’s fiscal year and fiscal quarters), the Borrower will promptly, and in any event within 30 days following any such change, deliver a notice to the Administrative Agent and the Lenders describing such change and any material accounting entries made in connection therewith and stating whether such change will have any impact upon any financial computations to be made hereunder, and if any such impact is foreseen, describing in reasonable detail the nature and extent of such impact. If the Required Lenders determine that any such change will have any impact upon any financial computations to be made hereunder which is adverse to the Lenders, the Borrower will, if so requested by the Administrative Agent, enter into an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, modifying any of the financial covenants or related provisions hereof in such manner as the Required Lenders determine is necessary to eliminate such adverse effect.

8.10. Hedge Agreements, etc. In the event the Borrower or any of its Subsidiaries determines to enter into a Hedge Agreement it may do so, provided that (i) the Hedge Agreement does not expose the Borrower or its Subsidiaries to predominantly speculative risks unrelated to the amount of assets, Indebtedness or other liabilities intended to be subject to coverage on a notional basis under all such Hedge Agreements; and (ii) in the case of any Hedge Agreement entered into after the Effective Date with respect to interest rates, only if the proposed form thereof (including any proposed pricing or other material terms) has been provided to the Administrative Agent, for its consideration of any potential intercreditor issues, contemporaneously with the entry into such Hedge Agreement.

8.11. Certain Subsidiaries to Join in Subsidiary Guaranty. (a) In the event that at any time after the Closing Date

(x) the Borrower has any Subsidiary (other than a Subsidiary that is a Non-Material Subsidiary and other than a Foreign Subsidiary as to which section 8.11(b) applies) that is not a party to the Subsidiary Guaranty, or

(y) an Event of Default shall have occurred and be continuing and the Borrower has any Subsidiary which is not a party to the Subsidiary Guaranty,

the Borrower will notify the Administrative Agent in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Administrative Agent and the Lenders under this section. The Borrower will, within 30 days following request therefor from the Administrative Agent (who may give such request on its own initiative or upon request by the Required Lenders), cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a joinder supplement, reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders, duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder, and (ii) resolutions of the Board of Directors (or similar governing body) of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement, or if such Subsidiary is not a corporation, such other evidence of the authority of such Subsidiary to execute such joinder supplement as the Administrative Agent may reasonably request.

(b) Notwithstanding the foregoing provisions of this section 8.11 or the provisions of section 8.12 hereof, the Borrower shall not be required to pledge (or cause to be pledged) more than 65% of the stock or other equity interests in any first tier Foreign Subsidiary, or any of the stock or equity interests in any first tier Foreign Subsidiaries which alone or when combined or consolidated with each other would not constitute a Material Subsidiary, or to cause a Foreign Subsidiary to join in the Subsidiary Guaranty or to become a party to the Security Agreement or any other Security Document.

8.12. Additional Security; Further Assurances. (a) In the event that at any time after the Closing Date the Borrower or any of its Subsidiaries owns or holds any equity interest which is not at the time included in the Collateral (all of the foregoing, “Unpledged Interests”), the Borrower will notify the Administrative Agent in writing, identifying the Unpledged Interests in question and referring specifically to the rights of the Administrative Agent and the Lenders under this section 8.12; provided that notwithstanding the foregoing, the Borrower need not notify the Administrative Agent under this section 8.12(a) of any Unpledged Interest which at the time is not required to be included in the Collateral pursuant to section 8.11(b).

(b) The Borrower will, or will cause an applicable Subsidiary to, within 30 days following request by the Collateral Agent (who may make such request on its own initiative or upon instructions from the Required Lenders), grant the Collateral Agent for the benefit of the Secured Creditors (as defined in the Security Documents) security interests pursuant to the Pledge Agreement or other new documentation (each an “Additional Security Document”) or joinder in any existing Security Document to which it is not already a party, in all of the Unpledged Interests as to which the Administrative Agent has notified the Borrower that the same is required to be included in the Collateral.

(c) Each Additional Security Document (i) shall be reasonably satisfactory in form and substance to the Administrative Agent; and (ii) shall create a valid and enforceable perfected Lien upon the interests so included in the Collateral, superior to and prior to the rights of all third Persons and subject to no other Liens except those permitted by section 9.3 or otherwise agreed by the Administrative Agent at the time of perfection thereof. The Borrower, at its sole cost and expense, will deliver all Unpledged Interests and will cause each Additional Security Document or instruments related thereto to be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens created thereby required to be granted pursuant to the Additional Security Document, and will pay or cause to be paid in full all taxes, fees and other charges payable in connection therewith.

(d) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require.

8.13. Casualty and Condemnation. The Borrower will promptly (and in any event within 10 days of the occurrence thereof) furnish to the Administrative Agent written notice of any Event of Loss which is reasonably believed to be in excess of $25,000,000.

8.14. Acquisitions. In the event that the Borrower or any of its Subsidiaries proposes to consummate an Acquisition which complies with the provisions of clause (i), (ii) and (iii) of the definition of Permitted Acquisitions, and the aggregate consideration for such Acquisition, including the principal amount of any assumed Indebtedness, exceeds $50,000,000, Borrower shall give the Administrative Agent notice of such proposed Acquisition, and the Administrative Agent shall promptly deliver a copy thereof to each Lender. Such notice (A) shall set forth the material terms of such Acquisition and the date on which the Borrower or its Subsidiary proposes to consummate such Acquisition (which shall be not less than 15 Business Days nor more than 90 days after the date of such notice), (B) shall be accompanied by audited financial statements for the acquired businesses for the most recent fiscal year, unless the same are unavailable and, in which event unaudited financial statements shall be acceptable to the Required Lenders, (C) shall be accompanied by a certificate of an Authorized Officer demonstrating, in reasonable detail, compliance with the covenants contained in sections 9.7 and 9.8 on a Pro Forma Basis and (D) shall offer each such Lender the opportunity to consent to such Acquisition. Each such Lender shall, by notice to the Borrower and the Administrative Agent given not more than 15 Business Days after the date of the Administrative Agent’s notice, either consent to such Acquisition (each such Lender so agreeing being a “Consenting Lender”) or decline to consent to such Acquisition, each Lender so declining being a “Non-Consenting Lender). Any such Lender that does not deliver such a notice within such period of 15 Business Days shall be deemed to be a Consenting Lender. Upon the consummation of such Acquisition, the Borrower shall pay to the Consenting Lenders a consent fee to compensate the Consenting Lenders for their costs incurred in connection with the assessment of the contemplated Acquisition, which fee shall be a reasonable amount determined by the Borrower and the Administrative Agent. In the event that, on the 15th Business Day after the Administrative Agent shall have delivered the notice to the Lenders pursuant to this paragraph, the Consenting Lenders do not hold sufficient Revolving Loans and Unutilized Revolving Commitments so as to constitute the Required Lenders, then the Borrower may, at the Borrower’s sole expense and effort, upon notice to the Non-Consenting Lenders and the Administrative Agent, require one or more of the Non-Consenting Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, section 12.4), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in section 12.4; (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Outstandings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under section 2.10) from the assignee or the Borrower, and (c) such assignment does not conflict with applicable law. Upon receipt of the consent of the Required Lenders to such Acquisition, such Acquisition shall constitute a Permitted Acquisition for all purposes of this Agreement.

SECTION 9. NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Effective Date and thereafter for so long as this Agreement is in effect and until such time as the Total Commitment has been terminated, no Notes or Letters of Credit remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Credit Documents, have been paid in full:

9.1. Changes in Business. Neither the Borrower nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries, would be substantially changed from the business engaged in by the Borrower and its Subsidiaries on the Effective Date.

9.2. Consolidation, Merger, Acquisitions, Asset Sales, etc. The Borrower will not, and will not permit any Subsidiary to, (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) make or otherwise effect any Acquisition, (4) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, except that the following shall be permitted:

(a) Certain Intercompany Mergers, etc. If no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(i) the merger, consolidation or amalgamation of any Subsidiary of the Borrower with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation;

(ii) the merger, consolidation or amalgamation of any Domestic Subsidiary of the Borrower with or into another Domestic Subsidiary of the Borrower, provided that the surviving or continuing or resulting corporation is a Domestic Subsidiary of the Borrower which, if a Material Subsidiary, is a Subsidiary Guarantor and a Wholly-Owned Subsidiary of the Borrower;

(iii) the merger, consolidation or amalgamation of any Foreign Subsidiary of the Borrower (other than any which is the Borrower hereunder) with or into another Foreign Subsidiary of the Borrower, provided that the surviving or continuing or resulting corporation is a Wholly-Owned Subsidiary of the Borrower;

(iv) the liquidation, winding up or dissolution of (x) any Wholly-Owned Subsidiary of the Borrower; or (y) any other Subsidiary of the Borrower in an Asset Sale permitted under section 9.2(d); and

(v) the transfer or other disposition of any property by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or any other Subsidiary of the Borrower in the ordinary course of business, regardless of whether such intercompany transaction would constitute an Asset Sale.

(b) Other Mergers, etc. Involving the Borrower. The Borrower may consolidate or merge with any other corporation, or sell, transfer or otherwise dispose of all or substantially all of the property and assets of the Borrower and its Subsidiaries to any Person, if (i) the surviving, continuing or resulting corporation of such merger or consolidation (if other than the Borrower) or the acquiring Person unconditionally assumes the obligations of the Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Required Lenders, (ii) no Event of Default has occurred and is continuing or would result therefrom, (iii) no Change of Control would be occasioned thereby; and (iv) if any such merger or consolidation is entered into for the purpose of effecting an Acquisition, such Acquisition is permitted by section 9.2(c).

(c) Acquisitions. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any Subsidiary may make any Acquisition which is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied.

(d) Permitted Dispositions. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any of its Subsidiaries may (i) sell any property, land or building (including any related receivables or other intangible assets) to any Person which is not a Subsidiary of the Borrower, or (ii) sell the entire capital stock (or other equity interests) and Indebtedness of any Subsidiary owned by the Borrower or any other Subsidiary to any Person which is not a Subsidiary of the Borrower, or (iii) permit any Subsidiary to be merged or consolidated with a Person which is not an Affiliate of the Borrower, or (iv) consummate any other Asset Sale with a Person who is not a Subsidiary of the Borrower; provided that:

(A) the consideration for such transaction represents fair value (as determined by management of the Borrower);

(B) in the case of any such transaction involving consideration in excess of $25,000,000, at least five Business Days prior to the date of completion of such transaction the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed on behalf of the Borrower by an Authorized Officer, which certificate shall contain (1) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated purchase price or other consideration for such transaction, (2) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction, (3) which shall (if requested by the Administrative Agent) include a certified copy of the draft or definitive documentation pertaining thereto and (4) which shall demonstrate, in reasonable detail, compliance with the covenants contained in section 9.7 and 9.8; and

(C) contemporaneously with the completion of such transaction the Borrower prepays the Loans as and to the extent required by section 5.2 hereof.

The foregoing shall in no way limit the ability of the Borrower or any of its Subsidiaries to sell or otherwise transfer any assets to the Borrower or any of its Subsidiaries in the ordinary course of business.

(e) Leases. The Borrower or any of its Subsidiaries may enter into leases of property or assets not constituting Acquisitions, provided such leases are not otherwise in violation of this Agreement.

(f) Capital Expenditures: The Borrower and its Subsidiaries shall be permitted to make any Consolidated Capital Expenditures and expenditures made in connection with the replacement or restoration of assets to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored, or from awards of compensation arising from the taking of condemnation or eminent domain of such assets being replaced, provided such Consolidated Capital Expenditures are not otherwise in violation of this Agreement.

(g) Permitted Investments. The Borrower and its Subsidiaries shall be permitted to make the investments permitted pursuant to section 9.5.

(h) Sales of Receivables: The Borrower and its Subsidiaries may make sales of Receivables in connection with Receivables factoring arrangements on a recourse or non-recourse basis, provided that the amount of Receivables sold on a recourse or non-recourse basis which remain uncollected by the purchaser thereof following the sale by the Borrower or its Subsidiaries shall not at any time exceed $90,000,000 in the aggregate.

With respect to any Collateral consisting of the capital stock of a Subsidiary which is a party to the Subsidiary Guaranty or whose stock is pledged pursuant to the Pledge Agreement, such capital stock shall be released from the Pledge Agreement and such Subsidiary shall be released from the Subsidiary Guaranty; and the Administrative Agent and the Collateral Agent shall be authorized to take actions deemed appropriate by them in order to effectuate the foregoing.

9.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with or without recourse to the Borrower or any of its Subsidiaries, other than for purposes of collection of delinquent accounts in the ordinary course of business) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except that the foregoing restrictions shall not apply to:

(a) Standard Permitted Liens: the Standard Permitted Liens;

(b) Existing Liens, etc.: Liens (i) in existence on the Effective Date which are listed, and the Indebtedness secured thereby and the property subject thereto on the Effective Date described, in Schedule 9.3, or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(c) Purchase Money Liens: Liens (i) which are placed upon fixed or capital assets, acquired, constructed or improved by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness permitted by section 9.4(b), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 60 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(d) Liens on Acquired Properties: any Lien (i) existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary, or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien secures Indebtedness permitted by section 9.4(f), (B) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (C) such Lien shall not attach or apply to any other property or assets of the Borrower or any Subsidiary, (D) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(e) Liens of Foreign Subsidiaries: any Lien securing Indebtedness of a Foreign Subsidiary permitted by sections 9.4(f) and (g) so long as the aggregate outstanding principal amount of such Indebtedness secured by such Liens does not exceed $100,000,000 at any time; and

(f) Sales of Receivables: any Lien arising from sales of Receivables of the Borrower or any Subsidiary which are otherwise permitted hereunder.

9.4. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Borrower or any of its Subsidiaries, except:

(a) Credit Documents: Indebtedness incurred under this Agreement and the other Credit Documents;

(b) Certain Priority Debt: in addition to the Indebtedness which is permitted by the preceding clause, Indebtedness secured by a Lien referred to in section 9.3(c); provided that (A) at the time of any incurrence thereof after the date hereof, and after giving effect thereto, the Borrower would be in compliance with sections 9.7 and 9.8, and no Event of Default shall have occurred and be continuing or would result therefrom; and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (b), shall not exceed $10,000,000;

(c) Intercompany Debt: the following: (i) unsecured Indebtedness of the Borrower owed to any of its Subsidiaries, provided such Indebtedness constitutes Subordinated Indebtedness; and (ii) unsecured Indebtedness of any of the Borrower’s Subsidiaries to the Borrower or to another Subsidiary of the Borrower, representing loans or advances permitted by section 9.5 hereof;

(d) Hedge Agreements: Indebtedness of the Borrower and its Subsidiaries under Hedge Agreements entered into in accordance with section 8.10;

(e) Guaranty Obligations: any Guaranty Obligations permitted by section 9.5;

(f) Acquired Indebtedness: Indebtedness of the Borrower or of any Subsidiary that was Indebtedness of a Person existing at the time such Person was merged with or became a Subsidiary so long as such Indebtedness was not created in contemplation of such Acquisition, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that the aggregate principal amount of Indebtedness permitted under this clause (f), (i) with respect to any Domestic Subsidiary, shall not exceed, when taken together with the Indebtedness permitted by clause (h) below, $10,000,000 at any time outstanding, and (ii) with respect to any Foreign Subsidiary, shall not exceed, when added together with the Indebtedness permitted by clause (g) below, $200,000,000 principal balance at any time outstanding;

(g) Indebtedness of Foreign Subsidiaries: Indebtedness not otherwise permitted by the foregoing clauses incurred by Foreign Subsidiaries in an amount not to exceed, when added together with any Indebtedness permitted pursuant to clause (f)(ii) above, a principal balance at any time outstanding of $200,000,000;

(h) Indebtedness of Domestic Subsidiaries: unsecured Indebtedness not otherwise permitted by the foregoing clauses incurred by Domestic Subsidiaries in an amount not to exceed, together with any Indebtedness permitted pursuant to clause (f)(i) above, a principal balance at any time outstanding of $10,000,000; and

(i) Existing Indebtedness: Existing Indebtedness, but only to the extent described on Schedule 9.4 hereto.

9.5. Advances, Investments, Loans and Guaranty Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, (1) lend money or credit or make advances to any Person, (2) purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or other investment in, any Person, (3) create, acquire or hold any Subsidiary, (4) be or become a party to any joint venture or partnership, or (5) be or become obligated under any Guaranty Obligations (other than those which may be created in favor of the Lenders and any other benefited creditors under any Designated Hedge Agreements pursuant to the Credit Documents), except:

(a) the Borrower or any of its Subsidiaries may invest in cash and Cash Equivalents;

(b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c) the Borrower and its Subsidiaries may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) investments acquired by the Borrower or any of its Subsidiaries (i) in exchange for any other investment held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment, or (ii) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(e) loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business and in an amount not to exceed $500,000 outstanding at any time;

(f) to the extent not permitted by the foregoing clauses, the existing loans, advances, investments and guarantees described on Schedule 9.5 hereto;

(g) investments of the Borrower and its Subsidiaries in Hedge Agreements;

(h) existing investments in any Subsidiaries and any additional investments in any Domestic Subsidiary that is also a Subsidiary Guarantor;

(i) intercompany loans and advances made by the Borrower or any Subsidiary to the Borrower or any other Subsidiary in the ordinary course of business;

(j) the Acquisitions permitted by section 9.2; and loans, advances and investments of any Person which are outstanding at the time such Person becomes a Subsidiary of the Borrower as a result of an Acquisition permitted by section 9.2, but not any increase in the amount thereof;

(k) any unsecured Guaranty Obligation incurred by the Borrower or any Subsidiary with respect to (i) Indebtedness of a Subsidiary of the Borrower or the Borrower which is permitted under section 9.4, or (ii) other obligations of a Subsidiary of the Borrower which are not prohibited by this Agreement; and

(l) any other loans, advances, investments (whether in the form of cash or contribution of property, and if in the form of a contribution of property, such property shall be valued for purposes of this clause at the fair value thereof as reasonably determined by the Borrower) and Guaranty Obligations, in or to or for the benefit of, any corporation, partnership, limited liability company, joint venture or other business entity, which is not itself a Subsidiary of the Borrower or owned or controlled by any director, officer or employee of the Borrower or any of its Subsidiaries, not otherwise permitted by the foregoing clauses, made after the Closing Date (such loans, advances and investments and Guaranty Obligations, collectively, “Basket Investments and Guarantees”), shall be permitted to be incurred if (i) no Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the aggregate cumulative amount of such Basket Investments and Guarantees (taking into account any repayments of loans or advances), does not exceed $10,000,000.

9.6. Dividends and Other Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower and its Subsidiaries may pay regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under the Credit Documents, including, without limitation, any permitted extensions, renewals, refinancings or replacements thereof; and

(b) the Borrower may make Restricted Payments pursuant to and in accordance with its existing stock option, stock purchase and other benefit plans of general application to management, directors or other employees of the Borrower and its Subsidiaries.

9.7. Minimum EBITDA. The Borrower will not permit its Consolidated EBITDA for any Testing Period most recently ended to be less than $200,000,000.

9.8. Interest Coverage Ratio. The Borrower will not permit its Interest Coverage Ratio for any Testing Period to be less than 5.0 to 1.0.

9.9. Limitation on Certain Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, or to make loans or advances to the Borrower or any of the Borrower’s other Subsidiaries, or transfer any of its property or assets to the Borrower or any of the Borrower’s other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under section 9.3(b) or 9.3(c), (vi) restrictions contained in the documents evidencing the Existing Indebtedness as in effect on the Effective Date (and any similar restrictions contained in any agreement governing any refinancing or refunding thereof not prohibited by this Agreement), (vii) customary restrictions affecting only a Subsidiary of the Borrower under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to section 9.4, (viii) restrictions affecting any Foreign Subsidiary of the Borrower under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to section 9.4, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (ix) any document relating to Indebtedness secured by a Lien permitted by section 9.3, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (x) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.

9.10. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States which in the good faith judgment of the Borrower complies with any applicable legal requirements of the Code, or (ii) agreements and transactions with and payments to officers, directors and shareholders which are either (A) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the provisions of this Agreement, (iii) transactions between the Borrower and members of the TPG Investor Group pursuant to the Registration Rights Agreement or the Restructuring Agreement (including the issuance of the Borrower’s common stock in connection with the exercise of warrants issued thereunder), and (iv) the repayment prior to maturity of amounts due under the Existing Credit Agreements and the termination of such agreements and the Reimbursement Agreement.

9.11. Plan Terminations, Minimum Funding, etc. The Borrower will not, and will not permit any ERISA Affiliate to, (i) terminate any Plan or Plans so as to result in liability of the Borrower or any ERISA Affiliate to the PBGC in excess of, in the aggregate, $5,000,000, (ii) permit to exist one or more events or conditions which reasonably present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Borrower or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, or (iii) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan.

9.12. Amendments to Organizational Agreements. The Borrower will not, and will not permit any Subsidiary to, amend, modify or waiver any of its rights under its certificate of incorporation, by-laws or other organizational documents, to the extent that such amendment, modification or waiver would be adverse to the interests of the Lenders.

9.13. Anti-Terrorism Laws. Neither the Borrower nor any of its Subsidiaries shall be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or the Issuing Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

SECTION 10. EVENTS OF DEFAULT

10.1. Events of Default. Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: the Borrower shall (i) default in the payment when due (whether at the Maturity Date, on a date fixed for a Scheduled Repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for three or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

(b) Representations, etc.: any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c) Certain Covenants: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in section 8.11 or 8.12(b), or sections 9.2 through 9.9, inclusive, of this Agreement; or

(d) Other Covenants: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Credit Document, other than those referred to in section 10.1(a) or (b) or (c) above, and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e) Cross Default Under Other Agreements: the Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) owed to any Lender, or having an aggregate unpaid principal amount (or Capitalized Lease Obligation, in the case of a Capital Lease) of $25,000,000 or greater, and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, the Borrower or any of its Subsidiaries shall default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

(f) Credit Documents: this Agreement, the Subsidiary Guaranty or any Security Document (once executed and delivered) shall cease for any reason (other than termination in accordance with its terms) to be in full force and effect; or any Credit Party shall default in any payment obligation thereunder beyond any applicable grace or cure period; or any Credit Party shall default in any material respect in the due performance and observance of any other obligation thereunder and such default shall continue unremedied for a period of at least 30 days after notice by the Administrative Agent or the Required Lenders; or any Credit Party shall (or seek to) disaffirm or otherwise limit its obligations thereunder otherwise than in strict compliance with the terms thereof; or

(g) Judgments: one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $25,000,000 or more in the aggregate for all such judgments, orders and decrees for the Borrower and its Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(h) Bankruptcy, etc.: any of the following shall occur:

(i) the Borrower, any of its Material Subsidiaries or any other Credit Party (the Borrower and each of such other Persons, each a “Principal Party”) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, or any other similar laws in other jurisdictions (the “Bankruptcy Code”); or

(ii) an involuntary case is commenced against any Principal Party under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or

(iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Principal Party; or

(iv) any Principal Party commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Principal Party; or

(v) any such proceeding is commenced against any Principal Party to the extent such proceeding is consented by such Person or remains undismissed for a period of 60 days; or

(vi) any Principal Party is adjudicated insolvent or bankrupt; or

(vii) any order of relief or other order approving any such case or proceeding is entered; or

(viii) any Principal Party suffers any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or

(ix) any Principal Party makes a general assignment for the benefit of creditors; or

(x) any corporate (or similar organizational) action is taken by any Principal Party for the purpose of effecting any of the foregoing;

(i) ERISA: (i) any of the events described in clauses (i) through (viii) of section 8.1(f) shall have occurred; or (ii) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; provided that any such event or events or any such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(j) Change of Control: there occurs a Change of Control.

10.2. Acceleration, etc. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, the Collateral Agent or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

(a) declare the Total Revolving Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations owing hereunder and under the other Credit Documents, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c) terminate any Letter of Credit which may be terminated in accordance with its terms;

(d) direct the Borrower to pay (and the Borrower hereby agrees that on receipt of such notice or upon the occurrence of an Event of Default with respect to the Borrower under section 10.1(h), it will pay) to the Collateral Agent an amount of cash equal to the aggregate Stated Amount of all Letters of Credit then outstanding (such amount to be held as security for the Borrower’s and any other Letter of Credit Obligor’s reimbursement obligations in respect thereof); and/or

(e) exercise any other right or remedy available under any of the Credit Documents or applicable law;

provided that, if an Event of Default specified in section 10.1(h) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

10.3. Application of Liquidation Proceeds. All monies received by the Administrative Agent, the Collateral Agent or any Lender from the exercise of remedies hereunder or under the other Credit Documents or under any other documents relating to this Agreement shall, unless otherwise required by the terms of the other Credit Documents or by applicable law, be applied as follows:

(i) first, to the payment of all expenses (to the extent not otherwise paid by the Borrower or any of the other Credit Parties) incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, reasonable documented attorneys’ fees, court costs and any foreclosure expenses;

(ii) second, to the payment pro rata of interest then accrued on the outstanding Loans;

(iii) third, to the payment pro rata of any fees then accrued and payable to the Administrative Agent, the Issuing Bank or any Lender under this Agreement in respect of the Loans or the Letter of Credit Outstandings;

(iv) fourth, to the payment pro rata of (A) the principal balance then owing on the outstanding Loans, (B) the settlement and termination liabilities, fees and premiums then due under Designated Hedge Agreements to creditors of the Borrower or any Subsidiary, subject to confirmation by the Administrative Agent of any calculations of termination or other payment amounts being made in accordance with normal industry practice, and (C) the Stated Amount of the Letter of Credit Outstandings (to be held and applied by the Collateral Agent as security for the reimbursement obligations in respect thereof);

(v) fifth, to the payment to the Lenders of any amounts then accrued and unpaid under sections 2.9, 2.10, 3.5 and 5.4 hereof, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata;

(vi) sixth, to the payment pro rata of all other amounts owed by the Borrower to the Administrative Agent, to the Issuing Bank or any Lender under this Agreement or any other Credit Document, and to any counterparties under Designated Hedge Agreements of the Borrower and its Subsidiaries, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata; and

(vii) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

SECTION 11. THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

11.1. Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints National City Bank of the Midwest to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

11.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in sections 12.12 and section 10.2 or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet web site posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.6. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the Borrower’s approval, to appoint a successor, which shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this section and section 12.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

11.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

11.8. No Other Duties. Anything herein to the contrary notwithstanding, none of the Co-Agents, Syndication Agents, Documentation Agents, Managing Agents, Managers, Lead Arrangers, Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

11.9. Presumptions by Administrative Agent. (a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with section 2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

11.10. The Administrative Agent in Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

11.11. No Reliance on the Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereinafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower or any of its Subsidiaries, any of its respective Affiliates or agents, the Credit Documents or the transactions hereunder: (a) any identity verification procedures; (b) any record keeping; (c) any comparisons with government lists; (d) any customer notices; or (e) any other procedures required under the CIP Regulations or such other laws.

11.12. USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank), shall deliver to Administrative Agent the certification, or, if applicable, re-certification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations, (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

11.13. The Collateral Agent. The provisions of this section 11 applicable to the Administrative Agent shall also be applicable to the Collateral Agent, mutatis mutandis.

SECTION 12. MISCELLANEOUS

12.1. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, and shall pay all reasonable fees and time charges and disbursements of Jones Day, special counsel to the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel or other advisor or consultant for the Administrative Agent, any Lender or the Issuing Bank), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses (other than lost profits), claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment (or a settlement tantamount thereto) to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this section 12.1 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity.

(d) Waiver of Consequential Damages, etc. To the fullest extent permitted by applicable law, neither the Borrower nor the Administrative Agent or the Lenders shall assert, and each of them hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this section shall be payable promptly after demand therefor.

12.2. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.3. Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower, to it at 501 Pearl Drive, P.O. Box 8, St. Peters, MO 63376, Attention of Chief Financial Officer (Telecopier No. 636-474-5158; Telephone No. 636-474-7510);

with a copy to the Borrower at 501 Pearl Drive, P.O. Box 8, St. Peters, MO 63376, Attention of General Counsel (Telecopier No. 636-474-5180; Telephone No. 636-474-7313);

(ii) and with a copy to Bryan Cave LLP, 211 N. Broadway, Suite 3600, St. Louis, MO 63102, Attention: Harold R. Burroughs (Telecopier No. 314-552-8706; Telephone No. 314-259-2706);

(iii) if to the Administrative Agent, to National City Bank of the Midwest, c/o National City Bank at 1900 East 9th Street, Cleveland, Ohio 44114, Attention of Scott Lankford (Telecopier No. 216-222-0129; Telephone No. 216-222-9462

with a copy to Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, Attention: Rachel L. Rawson (Telecopier No. 216-579-0212; Telephone No. 216-586-3939);

(iv) if to the Issuing Bank, to it at National City Bank of the Midwest, c/o National City Bank at 1900 East 9th Street, Cleveland, Ohio 44114, Attention of Scott Lankford (Telecopier No. 216-222-0129; Telephone No. 216-222-9462;

with a copy to Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, Attention: Rachel L. Rawson (Telecopier No. 216-579-0212; Telephone No. 216-586-3939); and

(v) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to section 2.3 and section 3.2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such section 2.3 and section 3.2 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

12.4. Benefit of Agreement. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent and the Issuing Bank unless the Person that is the proposed assignee is itself a Lender with a Revolving Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of sections 2.9, 2.10, 3.5, 5.4, and 12.1 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Cleveland, Ohio a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to section 12.4(b). The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this section 12.4(c), except to the extent attributable to the gross negligence or willful misconduct of the Administrative Agent. The Lender Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it);

provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the matters described in section 12.12 that require consent of all Lenders and only to the extent such matter affects such Participant. Subject to paragraph (e) of this section, the Borrower agrees that each Participant shall be entitled to the benefits of sections 2.9, 2.10, 3.5, and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this section. To the extent permitted by law, each Participant also shall be entitled to the benefits of section 12.2 as though it were a Lender, provided such Participant agrees to be subject to section 12.6 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under sections 2.9, 3.5, and 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of section 5.4 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with section 5.4(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Foreign Lenders. At the time of each assignment pursuant to section 12.4(b) to a Person which is not already a Lender hereunder and which is a Foreign Lender, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms. To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to this section 12.4(g) would, at the time of such assignment, result in increased costs under section 2.9 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(h) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this section 12.4, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(i) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that became a Lender pursuant to an assignment permitted by this section 12.4 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) which makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding sections 12.4(b) and (d), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

(j) Grants by Lenders to SPVs. (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Designating Lender to the Administrative Agent, the Borrower and the other Lenders, the option to provide to the Borrower all or any part of any Loan that such Designating Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Designating Lender shall be obligated to make such Loan pursuant to the terms hereof, and (iii) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, such Loan were made by such Designating Lender.

(i) As to any Loans or portion thereof made by it, each SPV shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Agreement (and any other Credit Documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. No additional Note shall be required to evidence the Loans or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.

(ii) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(iii) In addition, notwithstanding anything to the contrary contained in this section 12.4, any SPV may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This section 12.4(j) may not be amended without the written consent of any Designating Lender affected thereby.

12.5. No Waiver: Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have.

12.6. Payments Pro Rata; Sharing of Setoffs, etc. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived in writing its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received. As to any such payment received by the Administrative Agent prior to 1:00 P.M. (local time at the Payment Office) in funds which are immediately available on such day, the Administrative Agent will use all reasonable efforts to distribute such payment in immediately available funds on the same day to the Lenders as aforesaid.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding sections 12.6(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Lenders which are not Defaulting Lenders, as opposed to Defaulting Lenders.

(d) If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to section 2.4(b) or 3.4(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent under such sections until all such unsatisfied obligations are fully paid.

12.7. Calculations: Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided, that if at any time the computations determining compliance with section 9 utilize accounting principles different from those utilized in the financial statements furnished to the Lenders, such computations shall set forth in reasonable detail a description of the differences and the effect upon such computations.

(b) All computations of interest on Prime Rate Loans hereunder shall be made on the actual number of days elapsed over a year of 365 days.

(c) All computations of interest on Eurocurrency Loans hereunder and all computations of Commitment Fees, Letter of Credit Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

12.8. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and

any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower or any other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in section 12.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(e) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.9. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

12.10. Effectiveness; Integration; Electronic Execution. (a) This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower and each of the Lenders initially party hereto shall have signed a copy hereof (whether the same or different copies) and each shall have delivered the same to the Administrative Agent at the Notice Office of the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it.

(b) This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(c) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar State laws based on the Uniform Electronic Transactions Act.

12.11. Headings Descriptive. The headings of the several sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12. Amendment or Waiver. (a) Neither this Agreement nor any terms hereof may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower and the Administrative Agent, and also signed (or consented to in writing) by the Required Lenders, provided that

(i) no change, waiver or other modification shall:

(A) increase the Commitment of any Lender hereunder without the written consent of such Lender, or increase the Total Revolving Commitment without the consent of each Lender;

(B) reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender;

(C) reduce the amount of any Unpaid Drawing as to which any Lender is a LC Participant as provided in section 3.4, or reduce the rate or extend the time of payment or reimbursement thereof, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender; or

(D) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and

(ii) no change, waiver or other modification termination shall, without the written consent of each Lender (other than a Defaulting Lender),

(A) extend or postpone the Maturity Date, extend or postpone the expiration date of any Letter of Credit beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein which is applicable to the Commitment, without the written consent of each Lender;

(B) release all or substantially all of the Collateral, except in connection with a sale or disposition thereof or in connection with any other transaction permitted by section 9.2(d) or any transaction consented to by the Required Lenders;

(C) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders;

(D) release any Credit Party from the Subsidiary Guaranty, except in connection with the sale or disposition of any Subsidiary or in connection with any other transaction permitted by section 9.2(d) or otherwise disposed of with the consent of the Required Lenders;

(E) change the definition of the term “Change of Control” or any of the provisions of section 5.2(h) which are applicable upon a Change of Control;

(F) amend, modify or waive any provision of this section 12.12, or section 10.3, 12.6 or any other provision of any of the Credit Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders, is by the terms of such provision explicitly required; or

(G) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

Any waiver, consent, amendment or other modification with respect to this Agreement given or made in accordance with this section 12.12 shall be binding on the parties hereto and their successors and assigns, but shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b) No provision of section 3 may be amended without the consent of (x) the Issuing Bank adversely affected thereby or (y) the Administrative Agent, respectively. No provision of this Agreement affecting only the Swing Line Lender may be amended without the consent of the Swing Line Lender.

(c) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement which requires the consent of all the Lenders, and the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is sought is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is sought are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more replacement Lenders in accordance with the provisions of section 2.11 so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate each such non-consenting Lender’s Commitments and repay the outstanding Loans of each such non-consenting Lender in accordance with section 2.11, provided that, unless the Commitments that are terminated and the Loans that are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) each Lender (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender if, immediately after the termination of such Lender’s Commitment and the repayment of such Lender’s Loans, the sum of (i) the aggregate outstanding principal amount of Revolving Loans plus (ii) the aggregate outstanding principal amount of Swing Line Loans plus (iii) the aggregate amount of Letter of Credit Outstandings, exceeds the Total Revolving Commitment as then in effect.

(d) Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some future time) of enabling the Borrower to satisfy a condition precedent contained in section 6 to the making of a Loan under a Facility shall be effective against any Lender with a Commitment under such Facility, unless the Required Lenders shall have consented in writing to such waiver or modification.

(e) The Administrative Agent and the Collateral Agent will not enter into any amendment, change, waiver, discharge or termination of any of the other Credit Documents, except as specifically provided therein or as authorized as contemplated by a written request or consent of the Required Lenders (or all of the Lenders, or all of the Lenders (other than any Defaulting Lender), as applicable, as to any matter which, pursuant to this section 12.12, can only be effectuated with the written consent of the Required Lenders, all Lenders, or all Lenders (other than any Defaulting Lender), as the case may be).

12.13. Survival of Indemnities. All indemnities set forth herein including, without limitation, in section 2.9, 2.10, 3.5, 5.4 or 12.1 shall survive the execution and delivery of this Agreement and the making and repayment of Loans.

12.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrower shall not be responsible for costs arising under section 2.9 resulting from any such transfer (other than a transfer pursuant to section 2.11) to the extent not otherwise applicable to such Lender prior to such transfer.

12.15. Confidentiality. Treatment of Certain Information; Confidentiality. (a) Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), and not to use the Information for any purpose other than for the purpose of providing financing to the Borrower, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required to be disclosed to any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and not in violation of any obligation of confidentiality to the Borrower with respect to such Information.

(b) For purposes of this section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the other Credit Parties, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates), and any other party, may disclose to any and all Persons, without limitation of any kind, (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or tax analyses) that are provided to any of the Persons referred to above relating to such tax treatment or facts.

12.16. Limitations on Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower (or a Subsidiary which is the account party in respect of the Letter of Credit in question) shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower (or such Subsidiary), to the extent of any direct, but not consequential, damages suffered by the Borrower (or such Subsidiary) which the Borrower (or such Subsidiary) proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

12.17. General Limitation of Liability. No claim may be made by the Borrower, any Lender, the Administrative Agent, the Issuing Bank or any other Person against the Administrative Agent, the Issuing Bank, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Credit Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, the Administrative Agent and the Issuing Bank hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

12.18. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Credit Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

12.19. Lenders and Agent Not Fiduciary to Borrower, etc. The relationship among the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Issuing Bank and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, the Issuing Bank and the Lenders have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Credit Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

12.20. Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans and the issuance of Letters of Credit hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrower or of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

12.21. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

12.22. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

12.23. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Prime Rate to the date of repayment, shall have been received by such Lender.

12.24. USA Patriot Act Notification. Each Lender subject to the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

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the next pages are signature pages.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

MEMC ELECTRONIC MATERIALS, INC.

By:	/s/ Thomas E. Linnen

Name:	Thomas E. Linnen
Title:	Senior Vice President and CFO

NATIONAL CITY BANK OF THE MIDWEST,
Individually as a Lender, the Swing Line Lender, the Issuing Bank, and in its Capacity as the Administrative Agent and the Collateral Agent, and the Arranger

By:	/s/ Eric Hartman

Name:	Eric Hartman
Title:	Vice President

US BANK NATIONAL ASSOCIATION, as a Lender and as Syndication Agent

By:	/s/ David F. Higbee

Name:	David F. Higbee
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David B. Vande Ven

Name:	David B.Vende Ven
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Bruce A. Kintner

Name:	Bruce A. Kintner
Title:	Vice President

REGIONS BANK, as a Lender

By:	/s/ Daniel R. Kraus

Name:	Daniel R. Kraus
Title:	Vice President

SIGNATURE PAGE

TO THE

CREDIT AGREEMENT

FOR MEMC ELECTRONIC MATERIALS, INC.

COMERICA BANK, as a Lender

By:	/s/ Mark J. Leveille

Name:	Mark J. Leveille
Title:	Commercial Banking Officer

FIRST BANK, as a Lender

By:	/s/ Keith M. Schmeider

Name:	Keith M. Schmeider
Title:	Senior Vice President

UMB BANK, N.A., as a Lender

By:	/s/ Mickey Dorety

Name:	Mickey Dorety
Title:	Sr. Vice President

FIFTH THIRD BANK (SOUTHERN INDIANA), as a Lender

By:	/s/ Shawn D. Hagan

Name:	Shawn D. Hagan
Title:	Vice President

SIGNATURE PAGE

TO THE

CREDIT AGREEMENT

FOR MEMC ELECTRONIC MATERIALS, INC.

EXECUTION COPY

SCHEDULE 1

INFORMATION AS TO LENDERS AND COMMITMENTS

Name of Lender	Revolving Commitment
National City Bank of the Midwest	$35,000,000
Swing Line Commitment: $10,000,000
US Bank National Association	$30,000,0000
LaSalle Bank National Association	$30,000,000
PNC Bank, National Association	$25,000,000
Union Planters Bank, N.A. d/b/a Regions Bank	$25,000,000
Comerica Bank	$15,000,000
First Bank	$15,000,000
UMB Bank, N.A.	$15,000,000
Fifth Third Bank (Southern Indiana)	$10,000,000
TOTAL	$200,000,000.00

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(continued)

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(continued)

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(continued)

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SCHEDULE 1	INFORMATION AS TO LENDERS
SCHEDULE 3.1(d)	DESCRIPTION OF LETTERS OF CREDIT DEEMED
ISSUED UNDER THE CREDIT AGREEMENT
SCHEDULE 7.2	INFORMATION AS TO SUBSIDIARIES
SCHEDULE 7.17	DESCRIPTION OF EXISTING INDEBTEDNESS
SCHEDULE 7.14	COMPLIANCE WITH ERISA
SCHEDULE 9.3	DESCRIPTION OF EXISTING LIENS
SCHEDULE 9.4	DESCRIPTION OF CERTAIN EXISTING INDEBTEDNESS
SCHEDULE 9.5	DESCRIPTION OF EXISTING ADVANCES, LOANS, INVESTMENTS AND GUARANTEES

EXHIBIT A-1 -	FORM OF REVOLVING NOTE
EXHIBIT A-2 -	FORM OF SWING LINE NOTE

EXHIBIT B-1 -	FORM OF NOTICE OF BORROWING
EXHIBIT B-2 -	FORM OF NOTICE OF CONVERSION
EXHIBIT B-3 -	FORM OF LETTER OF CREDIT REQUEST

EXHIBIT C -	FORM OF ASSIGNMENT AND ASSUMPTION

EXHIBIT D -	SOLVENCY CERTIFICATE

EXHIBIT E	FORM OF PLEDGE AGREEMENT

EXHIBIT F -	FORM OF SUBSIDIARY GUARANTY

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